As filed with the Securities and Exchange Commission on July 31, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CDW Corporation*

(Exact name of registrant as specified in its charter)

Delaware	5961	26-0273989
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

CDW LLC*

(Exact name of registrant as specified in its charter)

Delaware	5961	36-3310735
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

CDW Finance Corporation*

(Exact name of registrant as specified in its charter)

Delaware	5961	90-0600013
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

(847) 465-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christine A. Leahy

Senior Vice President, General Counsel and Corporate Secretary

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

(847) 465-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

James S. Rowe Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 (312) 862-2000	Douglas S. Horowitz Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000

*	The co-registrants listed on the next page are also included in this Registration Statement on Form S-3 as additional registrants.

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	(1)	(2)
Guarantees of Senior Notes	(3)	(3)

(1)	Omitted pursuant to Form S-3 General Instruction II.E. Such indeterminate principal amount of Senior Notes is being registered as may from time to time be sold at indeterminate prices.
(2)

Since an unspecified amount of securities registered herein will be offered pursuant to an automatic shelf registration statement, the registrants are deferring payment of the registration fee pursuant to Rule 456(b) under the Securities Act and are omitting this information in reliance on Rule 456(b) and Rule 457(r) under the Securities Act.

(3)	Pursuant to Rule 457(n), no registration fee is payable with respect to any such guarantees.

Table of Additional Registrants

Exact Name of Additional Registrant as Specified in its Charter*	Primary Standard Industrial Classification Number	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
CDW Technologies, Inc.	5961	Wisconsin	39-1768725
CDW Direct, LLC	5961	Illinois	36-4530079
CDW Government LLC	5961	Illinois	36-4230110
CDW Logistics, Inc.	5961	Illinois	38-3679518

*

The address for each of the additional registrants is CDW Corporation, 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061. The name, address and telephone number of the agent for service for each of the additional registrants is Christine A. Leahy, Senior Vice President, General Counsel and Corporate Secretary of CDW Corporation, 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, telephone: (847) 465-6000.

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell, and we are not soliciting an offer to buy, these securities in any state or jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated July 31, 2014

$600,000,000

CDW LLC and

CDW Finance Corporation

    % Senior Notes due 2022

Interest payable on February 15 and August 15

We are offering $600,000,000 aggregate principal amount of     % senior notes due 2022 (the “notes”). The notes will mature on August 15, 2022. Interest will accrue from                 , 2014, and the first interest payment date will be February 15, 2015.

We may redeem the notes at any time, in whole or in part, prior to August 15, 2017 at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date and a “make-whole premium.” Thereafter, we may redeem all or part of the notes at the redemption prices set forth herein. In addition, at any time prior to August 15, 2017, we may also redeem up to 40% of the aggregate principal amount of the notes with the net cash proceeds from certain equity offerings. If we experience specific kinds of changes of control, we must offer to purchase the notes.

The notes will be unsecured senior obligations of CDW LLC and CDW Finance Corporation (“CDW Finance”), will rank equal in right of payment with all of their existing and future senior indebtedness, but will be effectively subordinated to their existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and will be senior in right of payment to any of their existing and future subordinated indebtedness. The notes will be guaranteed on an unsecured senior basis by CDW Corporation, the direct parent of CDW LLC and CDW Finance, and all of the direct and indirect domestic subsidiaries of CDW LLC that are guarantors under our senior secured term loan facility (the “Term Loan Facility”). The notes will be structurally subordinated to all of the liabilities and preferred stock of each of the subsidiaries of CDW LLC that do not guarantee the notes.

Investing in the notes involves risks. You should refer to “Risk Factors” beginning on page 22 of this prospectus and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2014 (which document is incorporated by reference herein), our other periodic reports and other information that we file with the SEC incorporated by reference in this prospectus and carefully consider that information before deciding to purchase any notes.

Per Note	Total
Public offering price(i)%	$
Underwriting discounts and commissions %	$
Proceeds, before expenses, to us(i)%	$

(i)	Plus accrued interest, if any, from , 2014.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about                 , 2014.

Joint-Lead and Joint Book-Running Managers

MORGAN STANLEY	BARCLAYS

                , 2014

Book-Entry, Delivery and Form	79
Certain U.S. Federal Income Tax Considerations	82
Underwriting	87
Legal Matters	90
Experts	90
Where You Can Find More Information	90
Incorporation of Certain Information by Reference	90

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We and the underwriters are not making an offer of these securities in any state where the offer is not permitted.

ABOUT THIS PROSPECTUS

We and the underwriters have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any such free writing prospectus. This prospectus and any such free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any such free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any such free writing prospectus subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any such free writing prospectus is delivered or securities are sold on a later date.

TRADEMARKS AND SERVICE MARKS

This prospectus includes our trademarks, such as “CDW,” which are protected under applicable intellectual property laws and are the property of CDW Corporation or its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

i

PROSPECTUS SUMMARY

This summary highlights information included or incorporated by reference in this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and the consolidated financial statements and notes related to those statements incorporated by reference in this prospectus, before deciding to purchase any notes. Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” “CDW” and other similar terms refer to the business of CDW Corporation and its consolidated subsidiaries.

OUR BUSINESS

Our Company

CDW is a Fortune 500 company and a leading provider of integrated information technology (“IT”) solutions in the United States and Canada. We help our customer base of approximately 250,000 small, medium and large business, government, education and healthcare customers by delivering critical solutions to their increasingly complex IT needs. Our broad array of offerings ranges from discrete hardware and software products to integrated IT solutions such as mobility, security, data center optimization, cloud computing, virtualization and collaboration. We are technology “agnostic,” with a product portfolio that includes more than 100,000 products from more than 1,000 brands. We provide our products and solutions through sales force and service delivery teams consisting of more than 4,500 coworkers, including more than 1,800 field sellers, highly skilled technology specialists and advanced service delivery engineers.

Our sales growth has historically outpaced U.S. IT spending growth. From 2003 to 2013, we grew our net sales at a compound annual growth rate (“CAGR”) of 8.7%, while U.S. IT spending and U.S. real GDP grew at CAGRs of only 4.7% and 1.7%, respectively, according to International Data Corporation (“IDC”) and the Bureau of Economic Analysis, respectively.

We are a leading U.S. sales channel partner for many original equipment manufacturers (“OEMs”) and software publishers (collectively, our “vendor partners”), whose products we sell or include in the solutions we offer. We believe we are an important extension of our vendor partners’ sales and marketing capabilities, providing them with a cost-effective way to reach customers and deliver a consistent brand experience through our established end-market coverage and extensive customer access.

We provide value to our customers by simplifying the complexities of technology across design, selection, procurement, integration and management. Our goal is to have our customers, regardless of their size, view us as an indispensable extension of their IT staffs. We seek to achieve this goal by providing our customers with superior service through our large and experienced sales force and service delivery teams. Our multi-brand offering approach enables us to identify the products or combination of products that best address each customer’s specific organizational IT requirements and to evolve our offerings as new technologies develop.

We believe we offer the following value proposition to our customers and our vendor partners:

Our value proposition to our customers	Our value proposition to our vendor partners
• Broad selection of products and multi-branded IT solutions	• Access to approximately 250,000 customers throughout the United States and Canada

• Value-added services with integration capabilities	• Large and established customer channels

• Highly skilled specialists and engineers	• Strong distribution and implementation capabilities

• Solutions across a very broad IT landscape	• Value-added solutions and marketing programs that generate end-user demand

Our customers include private sector businesses that typically employ fewer than 5,000 employees, government agencies and educational and healthcare institutions. We serve our customers through channel-specific sales teams and service delivery teams with extensive technical skills and knowledge of the specific markets they serve. This market segmentation allows us to customize our offerings and to provide enhanced expertise in designing and implementing IT solutions for our customers. We currently have five dedicated customer channels: medium/large business, small business, government, education and healthcare, four of which generated more than $1 billion in net sales in 2013. The scale and diversity of our customer channels provide us with multiple avenues for growth and a balanced customer base to weather economic and technology cycles.

The following table provides information regarding our reportable segments and our customer channels. In the first quarter of 2014, we moved our financial services and legal services verticals from the small business channel to the medium/large business channel. Amounts in the table below have been reclassified to conform to the current presentation.

	Corporate segment		Public segment
	Medium/large
Customer channels	business	Small business	Government	Education	Healthcare	Other
Target customers	100 - 5,000 employees	20 - 100 employees	Various federal, state and local agencies	Higher education and K-12	Hospitals, ambulatory service providers and long-term care facilities	Advanced services customers plus Canada
2013 net sales (in billions)	$5.1	$0.9	$1.3	$1.4	$1.5	$0.6
2010-2013 CAGR	9%	1%	(3)%	6%	14%	17%
2008-2010 CAGR	0%	1%	11%	8%	15%	12%

We offer more than 1,000 brands, from well-established companies such as APC, Apple, Cisco, EMC, Hewlett-Packard, IBM, Lenovo, Microsoft, NetApp, Symantec and VMware to emerging vendor partners such as Drobo, Fusion-io, Meraki, Nimble Storage, Salesforce.com, Sophos and Splunk. In 2013, we generated more than $1 billion of revenue for each of four of our vendor partners and more than $100 million of revenue for each of 11 other vendor partners. We have received the highest level of certification from major vendor partners such as Cisco, EMC and Microsoft, which reflects the extensive product and solution knowledge and capabilities that we bring to our customers’ IT challenges. These certifications also provide us with access to favorable pricing, tools and resources, including vendor incentive programs, which we use to provide additional value to our customers. Our vendor partners also regularly recognize us with top awards and select us to develop and grow new customer solutions.

In 2013, our net sales, Adjusted EBITDA, net income and Non-GAAP net income were $10.8 billion, $808.5 million, $132.8 million and $314.3 million, respectively. For the three months ended March 31, 2014, our net sales, Adjusted EBITDA, net income and Non-GAAP net income were $2.7 billion, $193.7 million, $50.9 million and $81.1 million, respectively. Adjusted EBITDA and Non-GAAP net income are non-GAAP financial measures. See “Summary Historical Consolidated Financial Information” for the definitions of Adjusted EBITDA and Non-GAAP net income, the reasons for their inclusion and a reconciliation to net income.

Our Market

We operate in the U.S. and Canadian IT market, which is a large and growing market. According to IDC, the overall U.S. IT market generated approximately $660 billion in sales in 2013. We believe our addressable market in the United States in the indirect sales channel represents more than $200 billion in annual sales and for the year ended December 31, 2013, our U.S. net sales of $10.3 billion represented approximately 5% of that highly diverse and fragmented market. According to IDC, the overall Canadian IT market generated more than $50 billion in sales in 2013. We believe our addressable market in Canada in the indirect sales channel represents more than $10 billion in annual sales and for the year ended December 31, 2013, our net sales of $475 million in Canada represented approximately 4% of that market. We believe we have the largest market share in our addressable market, with our 2013 net sales exceeding the cumulative North American net sales of our four largest publicly traded sales channel competitors, based upon publicly available information for those companies. New technologies, including cloud, virtualization and mobility, coupled with the resulting increase in demand for data as well as aging infrastructure, are increasingly requiring businesses and institutions to seek integrated solutions to their IT needs. We expect this trend to continue for the foreseeable future, with end-user demand for business efficiency and productivity driving future IT spending growth.

The charts below depict the current principal sales channels for vendors in the IT market and our estimate of our market-leading share of our addressable market in the United States:

Our History

CDW was founded in 1984. We were a public company from 1993 until October 2007, when we were acquired by newly formed entities controlled by Madison Dearborn Partners (“Madison Dearborn”) and Providence Equity Partners (“Providence Equity,” and together with Madison Dearborn, the “Equity Sponsors”) in a transaction valued at approximately $7.4 billion (the “Acquisition”). On July 2, 2013, we completed an initial public offering of 23,250,000 shares of common stock of CDW Corporation at a price of $17.00 per share, and on July 31, 2013, we completed the sale of an additional 3,487,500 shares of common stock of CDW Corporation at that price pursuant to the underwriters’ exercise in full of the option to purchase additional shares granted to them in connection with that offering. We have subsequently completed three secondary offerings of common stock of CDW Corporation, whereby certain selling stockholders have sold 46,000,000 shares of common stock of CDW Corporation at prices ranging from $20.50 per share to $28.35 per share.

Since our inception, our company has exhibited a strong culture of customer service while operating with a lean, highly efficient cost structure. Over the past ten years, we have grown our sales nearly twice as fast as the overall U.S. IT market and maintained strong operating profitability across economic cycles. Most of our growth has been organic, driven largely by our strong execution as well as through our effective market segmentation. Over the years, we have been able to identify attractive growth opportunities, dedicate resources to them and execute on our strategy to capture above-market growth. For example, in 2005, we launched a sales team for our healthcare customer channel, which has since grown to represent nearly $1.5 billion in net sales in 2013. Our last acquisition was in 2006, when we acquired Berbee Information Networks Corporation, a regional provider of technology products, solutions and customized engineering services in advanced technologies. We leveraged this acquisition to significantly enhance our ability to deliver advanced solutions throughout the United States and Canada, adding approximately 700 specialists, field sellers and engineers since the time of the acquisition to further enhance these capabilities.

Since the Acquisition, we have continued to expand our customer footprint, breadth of products and solutions and developed stronger and deeper relationships with a greater number of our vendor partners. We increased our net sales from approximately $8 billion in 2008 to more than $10 billion in 2013, and increased our Adjusted EBITDA by 42% during that period.

We have increased our focus as an IT solutions provider and further diversified our business. We have become more efficient and have continued to improve our coworker productivity, improving our net sales per coworker from $1.22 million in 2008 to $1.56 million in 2013. We have also substantially reduced our leverage through debt reduction and improvement in our Adjusted EBITDA.

Our Competitive Strengths

We believe the following strengths have contributed to our success and enabled us to become an important strategic partner for both our customers and our vendor partners:

Significant Scale and Scope

•	Breadth of Solutions: We are able to provide our customers with a selection of more than 100,000 products from more than 1,000 brands and a multitude of advanced technology solutions. We are technology “agnostic,” which we believe better enables us to meet our customers’ evolving IT needs. We have leveraged our scale to provide a high level of customer service and a breadth of technology options, making it easy for customers to do business with us.

•	Extensive Reach: We have a large sales organization, providing our vendor partners access to approximately 250,000 customers. Our extensive reach allows us to provide customers with local, on-site support, while at the same time providing them with the strength and consistency of a large and established organization. We believe this flexibility is particularly important to our customers with multiple geographically-dispersed locations. By engaging with a single IT solutions provider, customers can improve overall efficiency and effectiveness through the use of one set of standards across multiple locations and control costs through centralized purchasing.

•	Operational Cost Efficiencies: Our scale provides us with operational cost efficiencies across our organization, including purchasing, operations, IT, sales, marketing and other support functions. Our scale also enables us to negotiate volume discounts and other incentives from our vendor partners. We leverage these advantages to provide cost-efficient service to our customers.

•	Distribution Advantages: Our scale allows us to maintain two modern distribution centers with sufficient capacity to support future growth. Our distribution capabilities enable us to provide effective and efficient inventory management and configuration services and operate a flexible procurement and fulfillment model, which we believe further distinguishes us from our competitors.

Performance-Driven Coworker Culture

Our steadfast focus on serving our customers and investing in our coworkers has fostered a strong, entrepreneurial “make it happen” culture. Since our founding, we have adhered to a core philosophy known as the Circle of Service, which places the customer at the center of all of our actions. Our compensation structure is a key component of our performance-driven culture, with a significant portion of compensation based on performance. Our senior management’s incentive compensation is based on both market share gains and our overall financial performance, and our account managers’ incentive compensation is based on the gross profit they generate. In addition, we have consistently and cost-effectively invested in our coworkers by providing extensive coworker training, supplying our coworkers with resources that contribute to their success, and offering them career development and advancement opportunities. This consistent focus on customers and coworkers has created a customer-centric, highly engaged coworker base. We believe this philosophy ultimately benefits our customers and fosters long-term customer loyalty.

Large and Knowledgeable Direct Selling Organization

We have a large and highly experienced sales force providing multi-brand solutions throughout the United States and Canada. Our sales force and service delivery teams consist of more than 4,500 coworkers, including more than 2,900 account managers and field sellers. We believe our success is due in part to the strength of our account managers’ dedicated relationships with customers that are developed by frequently calling on existing and new customers, providing advice on products, responding to customer inquiries and developing solutions to our customers’ complex technology needs. The deep industry knowledge of our dedicated sales, marketing and support resources within each of our customer channels allows us to understand and solve the unique challenges and evolving IT needs of our customers.

Highly Skilled Technology Specialists and Engineers Focused on Delivering Solutions

We have more than 1,400 highly skilled technology specialists and engineers supporting solutions such as mobility, security, data center optimization, cloud computing, virtualization and collaboration. These individuals bring deep product and solution knowledge and experience to the technology challenges of our customers. We believe our technology specialists and engineers, who work with customers and our sales force to design, select, integrate and manage solutions, are a critical resource and differentiator for us as we seek to continue to expand our offerings of value-added services and solutions. We believe that the knowledge and experience that our technology specialists and engineers bring to our customers’ needs allow us to pursue the expected higher growth opportunities from solutions offerings.

Large and Established Customer Channels

We have five customer channels, four of which each accounted for more than $1 billion of our net sales in 2013. Our channels provide us with the scale to offer channel- and industry-specific solutions to our customers. Our specialized sales resources and targeted solutions enable us to better meet our customers’ evolving IT needs. In addition, the diversity of our customer channels provides us multiple avenues for growth and a balanced customer base, which enable us to better weather economic and technology cycles.

Strong, Established Vendor Partner Relationships

We believe that our strong vendor partner relationships differentiate us from other technology solutions providers. We are the largest U.S. sales channel partner for many of our vendor partners. We believe this makes us an important extension of their own sales and marketing capabilities, providing them with a cost-effective route to market for their products. We are also able to provide valuable customer feedback to our vendor partners, which allows us to collaborate with our vendor partners to develop solutions to meet our customers’ changing and evolving needs.

Our Growth Strategies

We believe we are well-positioned for growth and have a multifaceted strategy that builds upon our scale, broad solutions offerings and our important role in delivering value for both our customers and vendor partners. We believe we can further enhance our position as a leading provider of integrated IT solutions and increase our revenues and operating profits by capitalizing on our competitive strengths and executing the following strategies:

Further Penetrate Core Customer Markets

We compete in a highly fragmented market and believe this fragmentation presents significant opportunities for us to increase our market share. We intend to maintain our focus on continuing to outpace our competitors in revenue growth in the markets we serve through increased “share of wallet” from existing customers and sales to new customers. We intend to accomplish this objective by:

•	leveraging our existing deep customer relationships to grow customer verticals;

•	continuing to focus on improvements in sales productivity and sales coverage in underpenetrated markets;

•	dedicating additional resources in high growth customer channels; and

•	leveraging our existing relationships with both established and emerging vendor partners.

Continue to Expand Solution Offerings

Our customers increasingly need complex integrated solutions, including solutions involving mobility, security, data center optimization, cloud computing, virtualization and collaboration, all of which are expected to grow at rates faster than the overall U.S. IT market. We offer a broad set of solutions to capture these growth opportunities. We intend to continue to invest resources to expand and deepen the capabilities of our technology specialists and engineers in these solutions, as well as in other technologies as they emerge. We will also continue to evaluate our suite of solutions and expand the range of our solutions as new customer needs emerge. We will continue to seek to identify and develop close, mutually beneficial relationships with both well-established and emerging vendor partners who are likely to be leaders across new technologies.

Expand Our Services Capabilities

As our customers’ needs for integrated solutions grow, we expect increased demand for our value-added services. We plan to continue to invest in resources and training for our technology specialists and services delivery coworkers to provide our customers with the expert advice and experience they need to make the most of their technology expenditures. We believe our services offerings have and will continue to create deeper relationships with our customers and create further opportunities to cross-sell our products.

RECENT DEVELOPMENTS

Financial Results for Three and Six Months Ended June 30, 2014

On July 31, 2014, we announced our unaudited financial results as of and for the three and six months ended June 30, 2014, as set forth below.

These financial results should not be viewed as a substitute for full financial statements prepared in accordance with generally accepted accounting principles (“GAAP”). In addition, these financial results as of and for the three and six months ended June 30, 2014 are not necessarily indicative of the results to be achieved in any future period. Our consolidated financial statements and related notes as of and for the three and six months ended June 30, 2014 are not expected to be filed with the SEC until after this offering is completed.

Three Months Ended June 30, 2014

Total net sales in the three months ended June 30, 2014 were $3.106 billion, compared to $2.779 billion in the three months ended June 30, 2013, an increase of 11.8%. Average daily sales in the three months ended June 30, 2014 were $48.5 million, compared to $43.4 million in the three months ended June 30, 2013. There were 64 selling days in both the three months ended June 30, 2014 and 2013.

Gross profit for the three months ended June 30, 2014 was $496.9 million, compared to $451.6 million in the three months ended June 30, 2013, representing an increase of 10.0%. Gross profit margin was 16.0% in the three months ended June 30, 2014 versus 16.2% for the three months ended June 30, 2013, primarily reflecting the ongoing impact of both mix and pricing pressure from lower-margined, more transactional products.

Excluding expenses related to non-cash equity and retention compensation expense and certain other items, Adjusted EBITDA was $247.1 million in the three months ended June 30, 2014, compared to $212.6 million in the three months ended June 30, 2013, representing an increase of 16.3%. Adjusted EBITDA margin for the three months ended June 30, 2014 was 8.0%, approximately 40 basis points higher than the three months ended June 30, 2013.

Net income was $86.6 million in the three months ended June 30, 2014 versus net income of $46.7 million in the three months ended June 30, 2013. Non-GAAP net income, which excludes intangible asset amortization expense related to the 2007 going-private transaction, certain debt refinancing expenses and certain other costs was $115.9 million in the three months ended June 30, 2014, compared to $79.2 million in the three months ended June 30, 2013, representing an increase of 46.3% driven by stronger operating results and lower interest expense.

Six Months Ended June 30, 2014

Total net sales in the six months ended June 30, 2014 were $5.758 billion, compared to $5.191 billion in the six months ended June 30, 2013, an increase of 10.9%. Average daily sales for the six months ended June 30, 2014 were $45.3 million, compared to $40.9 million for the six months ended June 30, 2013, representing a 10.9% increase. There were 127 selling days in the six months ended June 30, 2014 and 2013.

Gross profit for the six months ended June 30, 2014 was $922.1 million, compared to $853.6 million in the six months ended June 30, 2013, representing an increase of 8.0%.

Excluding non-cash equity compensation and retention compensation expense, net litigation gains and certain other items, Adjusted EBITDA was $440.8 million in the six months ended June 30, 2014, compared to $391.2 million in the six months ended June 30, 2013, representing an increase of 12.7%. Adjusted EBITDA margin was 7.7% in the six months ended June 30, 2014 versus 7.5% in the six months ended June 30, 2013.

Net income was $137.5 million for the six months ended June 30, 2014, up 83.4% compared to net income of $75.0 million in the six months ended June 30, 2013. Debt extinguishment charges were $8.0 million in the six months ended June 30, 2014, compared to $14.2 million for the six months ended June 30, 2013. Interest expense was $98.6 million for the six months ended June 30, 2014, 30.8% below interest expense of $142.4 million for the six months ended June 30, 2013.

Non-GAAP net income, which excludes amortization related to the 2007 going-private transaction and certain debt refinancing and other costs, was $197.0 million in the six months ended June 30, 2014, compared to $135.5 million in the six months ended June 30, 2013, representing an increase of 45.4% driven by stronger operating results and lower interest expense.

Statement of Operations Data

(dollars in millions)

(unaudited)

	Three months ended June 30,			Six months ended June 30,
	2014	2013	% Change(1)	2014	2013	% Change(2)
Net sales	$3,106.0	$2,779.3	11.8%	$5,758.3	$5,191.0	10.9%
Cost of sales	2,609.1	2,327.7	12.1	4,836.2	4,337.4	11.5

Gross profit	496.9	451.6	10.0	922.1	853.6	8.0
Selling and administrative expenses	273.9	266.4	2.8	534.8	517.9	3.3
Advertising expense	34.8	31.6	9.8	63.3	62.0	2.1

Income from operations	188.2	153.6	22.5	324.0	273.7	18.4
Interest expense, net	(48.5)	(70.3)	(31.1)	(98.6)	(142.4)	(30.8)
Net loss on extinguishments of long-term debt	(2.6)	(10.3)	(74.9)	(8.0)	(14.2)	(43.6)
Other income, net	0.1	0.2	(68.6)	0.6	0.6	9.2

Income before income taxes	137.2	73.2	87.4	218.0	117.7	85.3
Income tax expense	(50.6)	(26.5)	90.8	(80.5)	(42.7)	88.6

Net income	$86.6	$46.7	85.5%	$137.5	$75.0	83.4%

(1)	There were 64 selling days for both the three months ended June 30, 2014 and 2013.
(2)	There were 127 selling days for both the six months ended June 30, 2014 and 2013.

Balance Sheet Data

(in millions)

(unaudited)

June 30, 2014
Assets
Current assets:
Cash and cash equivalents	$227.6
Accounts receivable, net of allowance for doubtful accounts of $5.7	1,526.1
Merchandise inventory	449.6
Miscellaneous receivables	159.6
Deferred income taxes	—
Prepaid expenses and other	52.4

Total current assets	2,415.3
Property and equipment, net	129.8
Goodwill	2,220.1
Other intangible assets, net	1,247.0
Deferred financing costs, net	31.5
Other assets	1.6

Total assets	$6,045.3

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable—trade	$809.9
Accounts payable—inventory financing	311.8
Current maturities of long-term debt	15.4
Accrued expenses and other liabilities	392.3

Total current liabilities	1,529.4

Long-term liabilities:
Debt	3,110.6
Deferred income taxes	517.9
Other liabilities	42.6

Total long-term liabilities	3,671.1
Total shareholders’ equity	844.8

Total liabilities and shareholders’ equity	$6,045.3

Cash Flow Information

(in millions)

(unaudited)

	Six months ended June 30,
	2014	2013
Cash flows from operating activities	$175.9	$207.1
Payment of accrued charitable contribution related to the MPK Coworker Incentive Plan II	(20.9)	—
Capital expenditures and other cash flows from investing activities	(21.0)	(20.0)

Cash flows from investing activities	(41.9)	(20.0)
Net change in accounts payable—inventory financing	55.0	33.3
Other cash flows from financing activities	(149.7)	(77.6)

Cash flows from financing activities	(94.7)	(44.3)
Effect of exchange rate changes on cash and cash equivalents	0.2	(1.4)

Net increase in cash and cash equivalents	39.5	141.4
Cash and cash equivalents—beginning of period	188.1	37.9

Cash and cash equivalents—end of period	$227.6	$179.3

Supplementary disclosure of cash flow information:
Interest paid	$(99.8)	$(142.7)
Taxes paid, net	$(111.9)	$(50.9)

Non-GAAP Financial Information

The tables below provide reconciliations of Non-GAAP net income, Adjusted EBITDA and Adjusted EBITDA margin for the three and six months ended June 30, 2014 and 2013 below. Non-GAAP net income excludes, among other things, charges related to the amortization of Acquisition-related intangibles, non-cash equity-based compensation and gains and losses from the early extinguishment of debt. EBITDA is defined as consolidated net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Adjusted EBITDA margin means Adjusted EBITDA as a percentage of our net sales. Non-GAAP net income, Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures used by us may differ from similar measures used by other companies, even when similar terms are used to identify such measures. We believe that Non-GAAP net income, Adjusted EBITDA and Adjusted EBITDA margin provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

Reconciliation of Non-GAAP Net Income

(dollars in millions)

(unaudited)

	Three months ended June 30,			Six months ended June 30,
	2014	2013	% Change	2014	2013	% Change
Net income	$86.6	$46.7		$137.5	$75.0
Amortization of intangibles(i)	40.3	40.1		80.6	80.5
Non-cash equity-based compensation	4.3	2.1		7.6	4.0
Net loss on extinguishments of long-term debt	2.6	10.3		8.0	14.2
Interest expense adjustment related to extinguishments of long-term debt(ii)	(0.5)	—		(1.1)	(0.8)
IPO- and secondary-offering-related expenses	0.5	0.2		0.9	0.2
Aggregate adjustment for income taxes(iii)	(17.9)	(20.2)		(36.5)	(37.6)

Non-GAAP net income	$115.9	$79.2	46.3%	$197.0	$135.5	45.4%

(i)	Includes amortization expense for Acquisition-related intangible assets, primarily customer relationships and trade names.
(ii)	Reflects adjustments to interest expense resulting from debt extinguishments. Represents the difference between interest expense previously recognized under the effective interest method and actual interest paid.
(iii)	Based on a normalized effective tax rate of 39.0%.

Reconciliation of Adjusted EBITDA

(dollars in millions)

(unaudited)

	Three months ended June 30,			Six months ended June 30,
	2014	2013	% Change	2014	2013	% Change
Adjusted EBITDA	$247.1	$212.6	16.3%	$440.8	$391.2	12.7%
Adjustments to reconcile Adjusted EBITDA to income from operations(i):
Depreciation and amortization(ii)	(52.0)	(52.3)		(104.0)	(104.3)
Non-cash equity-based compensation	(4.3)	(2.1)		(7.6)	(4.0)
IPO- and secondary-offering-related expenses	(0.5)	(0.2)		(0.9)	(0.2)
Sponsor fee	—	(1.3)		—	(2.5)
Litigation, net(iii)	—	—		0.3	—
Other adjustments(iv)	(2.1)	(3.1)		(4.6)	(6.5)

Total adjustments	(58.9)	(59.0)		(116.8)	(117.5)

Income from operations	$188.2	$153.6		$324.0	$273.7

(i)	Amounts historically reported within selling and administrative expense unless otherwise indicated.
(ii)	Includes depreciation expense of $(1.0) and $(0.8) for the three months ended June 30, 2014 and 2013, respectively, and $(1.8) for both the six months ended June 30, 2014 and 2013 historically reported within cost of sales.
(iii)	Relates to unusual, non-recurring litigation matters.
(iv)	Primarily includes certain historical retention costs reported within selling and administrative expense. Also includes an adjustment for other income (expense) of $0.1 and $(0.1) for the three months ended June 30, 2014 and 2013, respectively, and $(0.2) and $(0.3) for the six months ended June 30, 2014 and 2013, respectively.

Reconciliation of Adjusted EBITDA Margin

(dollars in millions)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net sales	$3,106.0	$2,779.3	$5,758.3	$5,191.0
Adjusted EBITDA	247.1	212.6	440.8	391.2

Adjusted EBITDA margin	8.0%	7.6%	7.7%	7.5%

Refinancing Transactions

We intend to use the proceeds from the sale of the notes together with cash on hand (a) to fund the redemption of (i) all of our outstanding $325.0 million aggregate principal amount of senior secured notes due 2018 (the “Senior Secured Notes”) at a redemption price of 106.061% of the principal amount redeemed, plus accrued and unpaid interest through the date of redemption, and (ii) $234.7 million aggregate principal amount of our senior notes due 2019 (the “Existing Senior Notes”) at a redemption price of 108.764% of the principal amount redeemed, plus accrued and unpaid interest through the date of redemption, and (b) to pay related fees and expenses. Concurrent with the closing of this offering, we expect to issue notices of redemption to the holders of our Senior Secured Notes and our Existing Senior Notes, specifying a redemption date that is 30 days after the date of such notices, and we also intend to satisfy and discharge our obligations under our Senior Secured Notes and the related indenture at such time by depositing with the trustee sufficient funds to pay the principal of, and premium and interest on, our Senior Secured Notes to the redemption date. This prospectus is not and should not be construed as a notice of redemption.

The offering of the notes, the application of the net proceeds therefrom and the redemptions of our Senior Secured Notes and our Existing Senior Notes are collectively referred to herein as the “Refinancing Transactions.”

See “Use of Proceeds” for a summary of the estimated sources and uses of the funds from the Refinancing Transactions. We believe the Refinancing Transactions will provide us with greater operating flexibility by reducing the interest rate applicable to a portion of our senior debt and by extending its maturity.

Redemption of Senior Subordinated Notes

On May 9, 2014, we redeemed all of our outstanding $42.5 million aggregate principal amount of senior subordinated exchange notes due 2017 (the “Senior Subordinated Notes”) at a redemption price of 104.178% of the principal amount redeemed and the indenture governing the Senior Subordinated Notes was subsequently satisfied and discharged (the “May 2014 Senior Subordinated Note Redemption”). Cash on hand was used to fund the redemption of $42.5 million aggregate principal amount, $1.8 million in redemption premiums and $0.4 million in aggregate accrued and unpaid interest to the date of redemption.

ABL Facility Amendment

On June 6, 2014, we amended, extended and increased the size of our senior secured asset-based revolving credit facility (the “ABL Facility”). The amendment and restatement of the ABL Facility is referred to herein as the “ABL Facility Amendment.” Borrowings under the ABL Facility continue to bear interest at a variable interest rate (based on one of two indices, either LIBOR or an alternate base rate outlined in the ABL Facility) plus an applicable margin based upon average daily excess cash availability.

The amendment and restatement of the ABL Facility, among other things, (i) increased the overall revolving credit facility from $900.0 million to $1,250.0 million, (ii) increased the maximum aggregate amount of incremental increases that may be made to the revolving credit facility from $200.0 million to $300.0 million, (iii) removed the limit on the floorplan sub-facility, (iv) reduced the fee on the unused portion of the revolving credit facility from either 37.5 or 50 basis points to 25 basis points, (v) extended the maturity date from June 24, 2016 to June 6, 2019, and (vi) reduced the pricing grid by 50 basis points (with an additional reduction of 25 basis points if, and for as long as, our corporate credit rating from Standard & Poor’s Rating Services is BB or better and our corporate family rating from Moody’s Investor Service, Inc. is Ba3 or better, in each case with a stable or better outlook).

Our ability to borrow under the ABL Facility remains limited by a minimum liquidity condition, which has been amended to provide that, if excess cash availability is less than the lesser of (i) $125.0 million (up from $90.0 million) and (ii) the greater of (A) 10% of the borrowing base and (B) $100.0 million (up from $60.0 million), the lenders are not required to lend any additional amounts under the revolving credit facility unless the consolidated fixed charge coverage ratio (as described in the ABL Facility) is at least 1.00 to 1.00.

CORPORATE STRUCTURE

The following chart summarizes our current corporate structure and our indebtedness as of March 31, 2014, on an as adjusted basis after giving effect to the Refinancing Transactions, the May 2014 Senior Subordinated Note Redemption and the ABL Facility Amendment.

(1)	After giving effect to the Refinancing Transactions and the ABL Facility Amendment, we would have had no borrowings outstanding under our $1,250.0 million ABL Facility and could have borrowed an additional $977.5 million under our ABL Facility after taking into account borrowing base limitations (net of $2.2 million of issued and undrawn letters of credit and $238.7 million of reserves related to our floorplan sub-facility) as of March 31, 2014.
(2)	Formed in 2010 for the sole purpose of serving as a corporate co-issuer, CDW Finance is a co-issuer of the Existing Senior Notes and the Senior Secured Notes (which will be redeemed in full following this offering in connection with the Refinancing Transactions), was a co-issuer of the Senior Subordinated Notes (until they were redeemed in full in the May 2014 Senior Subordinated Note Redemption), and will be a co-issuer of the notes offered hereby. CDW Finance does not hold any material assets or engage in any business activities or operations.
(3)	Our non-guarantor subsidiary, CDW Canada, Inc., held approximately 2.6% of our total assets as of March 31, 2014 and generated approximately 5.1% of our net sales and approximately 3.0% of our Adjusted EBITDA, a non-GAAP financial measure (as defined below in “—Summary Historical Consolidated Financial Information”), for the three months ended March 31, 2014.

CORPORATE INFORMATION

CDW LLC is an Illinois limited liability company and a subsidiary of CDW Corporation, a Delaware corporation. CDW Finance is a Delaware corporation and a subsidiary of CDW Corporation.

Our principal executive offices are located at 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, and our telephone number at that address is (847) 465-6000. Our website is located at http://www.cdw.com. The information on our website is not part of this prospectus.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the notes.

Issuers	CDW LLC and CDW Finance Corporation.

Securities	$600,000,000 aggregate principal amount of % senior notes due 2022.

Maturity Date	The notes will mature on August 15, 2022.

Interest	Interest on the notes will be payable in cash and will accrue at a rate of % per annum.

Interest Payment Dates	February 15 and August 15, commencing on February 15, 2015. Interest will accrue from , 2014.

Ranking

The notes and the related guarantees will be the issuers’ and the guarantors’ senior unsecured obligations and will:

•    be effectively subordinated to all of our and the guarantors’ existing and future secured debt, including our ABL Facility and our Term Loan Facility (together, the “Senior Credit Facilities”), and to our inventory financing agreements we have entered into with certain financial intermediaries in order to facilitate the purchase of certain inventory, in each case to the extent of the value of the assets securing such debt or other obligations;

•    be structurally subordinated to all existing and future indebtedness and other liabilities of the issuers’ non-guarantor subsidiaries;

•    rank equal in right of payment with all of our and the guarantors’ existing and future unsecured senior debt, including our Existing Senior Notes and the related guarantees that remain outstanding after giving effect to the Refinancing Transactions; and

•    rank senior in right of payment to all of our and the guarantors’ existing and future subordinated debt.

As of March 31, 2014, after giving effect to the Refinancing Transactions, the May 2014 Senior Subordinated Note Redemption and the ABL Facility Amendment, we would have had $3.2 billion of total long-term debt outstanding, as defined by GAAP, and $238.8 million of obligations outstanding under our inventory financing agreements, and the ability to borrow an additional $977.5 million under our ABL Facility.

Guarantees

The notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis by CDW Corporation and by each of CDW LLC’s direct and indirect wholly owned domestic subsidiaries and CDW LLC’s future wholly owned direct or indirect domestic subsidiaries that guarantees our existing indebtedness or the existing indebtedness of the guarantors.

Our non-guarantor subsidiary represented approximately 2.6% of our total assets and approximately 1.1% of our total liabilities as of March 31, 2014. In addition, for the three months ended March 31, 2014, our non-guarantor subsidiary generated approximately 5.1% of our net sales and 3.0% of our Adjusted EBITDA.

Optional Redemption

We may redeem all or part of the notes at any time prior to August 15, 2017 at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium, as described under “Description of Notes—Optional Redemption.”

We may redeem all or part of the notes at any time on or after August 15, 2017 at the redemption prices specified in “Description of Notes—Optional Redemption.”

In addition at any time prior to August 15, 2017, we may redeem up to 40% of the aggregate principal amount of the notes at a redemption price equal to     % of the face amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds that we raise in one or more equity offerings.

Change of Control Offer	Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the notes, to cause us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants

The indenture that will govern the notes offered hereby will contain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur or guarantee additional non-guarantor indebtedness, or issue non-guarantor preferred stock;

• create liens on certain assets to secure debt;

• enter into sale and lease-back transactions;

• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

• designate our subsidiaries as unrestricted subsidiaries.

No Prior Market	The notes will be new securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Use of Proceeds	We intend to use the proceeds from the notes offered hereby together with cash on hand (a) to fund the redemption of (i) all of our outstanding $325.0 million aggregate principal amount of Senior Secured Notes and (ii) $234.7 million aggregate principal amount of our Existing Senior Notes and (b) to pay related fees and expenses. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” included in this prospectus, as well as the risk factors incorporated by reference in this prospectus, for a discussion of factors that you should carefully consider before deciding to purchase any notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our summary financial data for the periods ended and as of the dates indicated below. We have derived the summary financial data presented below (i) as of March 31, 2014 and March 31, 2013 and for the three months ended March 31, 2014 and March 31, 2013 from our unaudited consolidated financial statements and related notes, which are incorporated by reference in this prospectus, and (ii) as of December 31, 2013 and December 31, 2012 and for the years ended December 31, 2013, December 31, 2012 and December 31, 2011 from our audited consolidated financial statements and related notes, which are incorporated by reference in this prospectus. The summary financial data presented below as of December 31, 2011 have been derived from our audited consolidated balance sheet as of that date, which is not incorporated by reference in this prospectus. Our summary financial data may not be a reliable indicator of future results of operations.

The summary financial data set forth below is only a summary and should be read in conjunction with “Risk Factors,” “Use of Proceeds,” “Capitalization” and our consolidated financial statements and related notes incorporated by reference in this prospectus.

	Three months ended
	March 31,	March 31,	Years ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)	(unaudited)
	(dollars and shares in millions, except per-share amounts)
Statement of Operations Data:
Net sales	$2,652.3	$2,411.7	$10,768.6	$10,128.2	$9,602.4
Cost of sales	2,227.1	2,009.7	9,008.3	8,458.6	8,018.9

Gross profit	425.2	402.0	1,760.3	1,669.6	1,583.5
Selling and administrative expenses	260.9	251.5	1,120.9	1,029.5	990.1
Advertising expense	28.5	30.4	130.8	129.5	122.7

Income from operations	135.8	120.1	508.6	510.6	470.7
Interest expense, net	(50.1)	(72.1)	(250.1)	(307.4)	(324.2)
Net loss on extinguishments of long-term debt	(5.4)	(3.9)	(64.0)	(17.2)	(118.9)
Other income, net	0.5	0.4	1.0	0.1	0.7

Income before income taxes	80.8	44.5	195.5	186.1	28.3
Income tax expense	(29.9)	(16.2)	(62.7)	(67.1)	(11.2)

Net income	$50.9	$28.3	$132.8	$119.0	$17.1

Net income per common share
Basic	$0.30	$0.19	$0.85	$0.82	$0.12
Diluted	$0.30	$0.19	$0.84	$0.82	$0.12
Weighted-average common shares outstanding
Basic	169.6	145.2	156.6	145.1	144.8
Diluted	172.3	146.1	158.7	145.8	144.9

Balance Sheet Data (at period end):
Cash and cash equivalents	$306.7	$147.1	$188.1	$37.9	$99.9
Total debt(1)	3,172.4	3,680.8	3,251.2	3,771.0	4,066.0
Working capital	829.4	673.2	810.9	666.5	538.1

Cash Flows Data:
Net cash provided by operating activities	$246.3	$208.0	$366.3	$317.4	$214.7
Net change in accounts payable-inventory financing(2)	(6.4)	3.7	7.4	(29.5)	250.5
Capital expenditures	(9.3)	(8.8)	(47.1)	(41.4)	(45.7)

Subtotal	$230.6	$202.9	$326.6	$246.5	$419.5
Income taxes (paid) refunded, net (included in net cash provided by operating activities)	$(9.5)	$(1.7)	$(82.5)	$(123.2)	$20.9
Net cash used in investing activities	(30.2)	(8.8)	(47.1)	(41.7)	(56.0)
Net cash used in financing activities	(97.0)	(89.5)	(168.3)	(338.0)	(95.4)

	Three months ended
	March 31,	March 31,	Years ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)	(unaudited)
	(dollars and shares in millions, except per-share amounts)

Other Key Metrics (unaudited):
Gross profit as a percentage of net sales	16.0%	16.7%	16.3%	16.5%	16.5%
Adjusted EBITDA(3)	$193.7	$178.6	$808.5	$766.6	$717.3
Non-GAAP net income(4)	$81.1	$56.3	$314.3	$247.1	$198.8
Cash conversion cycle(5)	22	22	23	24	27
Coworker count (at period end)	7,040	6,779	6,967	6,804	6,745
Revenue per coworker(6)	$0.38	$0.36	$1.56	$1.50	$1.48

(1)	Excludes borrowings of $250.2 million, $252.9 million, $256.6 million, $249.2 million and $278.7 million, as of March 31, 2014, March 31, 2013, December 31, 2013, December 31, 2012 and December 31, 2011, respectively, under our inventory financing agreements. We do not include these borrowings in total debt because we have not in the past incurred, and in the future do not expect to incur, any interest expense or late fees under these agreements.
(2)	We have entered into agreements with certain financial intermediaries to facilitate the purchase of inventory from various suppliers. These amounts are classified separately as accounts payable-inventory financing on our consolidated balance sheets and, in accordance with GAAP, included in financing activities in our consolidated statements of cash flows. We have not incurred, and in the future do not expect to incur, any interest expense under the agreements.
(3)	EBITDA is defined as consolidated net income (loss) before interest expense, income tax expense (benefit), depreciation, and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, is calculated by adjusting EBITDA for certain items of income and expense including (but not limited to) the following: (a) non-cash equity-based compensation; (b) goodwill impairment charges; (c) sponsor fees; (d) certain consulting fees; (e) debt-related legal and accounting costs; (f) equity investment income and losses; (g) certain severance and retention costs; (h) gains and losses from the early extinguishment of debt; (i) gains and losses from asset dispositions outside the ordinary course of business; and (j) non-recurring, extraordinary or unusual gains or losses or expenses.

We have included a reconciliation of EBITDA and Adjusted EBITDA in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

The following unaudited table sets forth reconciliations of net income to EBITDA and EBITDA to Adjusted EBITDA for the periods presented:

	Three months ended
	March 31,	March 31,	Years ended December 31,
	2014	2013	2013	2012	2011
	(in millions)
Net income	$50.9	$28.3	$132.8	$119.0	$17.1
Depreciation and amortization	52.0	52.0	208.2	210.2	204.9
Income tax expense	29.9	16.2	62.7	67.1	11.2
Interest expense, net	50.1	72.1	250.1	307.4	324.2

EBITDA	182.9	168.6	653.8	703.7	557.4

Non-cash equity-based compensation	3.3	1.9	8.6	22.1	19.5
Sponsor fees(i)	—	1.3	2.5	5.0	5.0
Consulting and debt-related professional fees	—	—	0.1	0.6	5.1
Net loss on extinguishments of long-term debt	5.4	3.9	64.0	17.2	118.9
Litigation, net(ii)	(0.3)	—	(4.1)	4.3	—
IPO- and secondary-offering-related expenses(iii)	0.4	—	75.0	—	—
Other adjustments(iv)	2.0	2.9	8.6	13.7	11.4

Adjusted EBITDA	$193.7	$178.6	$808.5	$766.6	$717.3

(i)	Reflects historical fees paid to affiliates of our Equity Sponsors under a management services agreement. In connection with CDW Corporation’s initial public offering, we terminated the management services agreement.
(ii)	Relates to unusual, non-recurring litigation matters.
(iii)	IPO- and secondary-offering-related expenses consist of the following:

	Three months ended March 31, 2014	Year ended December 31, 2013
	(in millions)
Acceleration charge for certain equity awards and related employer payroll taxes	$—	$40.7
RDU Plan cash retention pool accrual	—	7.5
Management services agreement termination fee	—	24.4
Other expenses	0.4	2.4

IPO- and secondary-offering-related expenses	$0.4	$75.0

(iv)	Other adjustments primarily include certain retention costs and equity investment income.

The following unaudited table sets forth a reconciliation of EBITDA to net cash provided by operating activities for the periods presented:

	Three months ended
	March 31,	March 31,	Years ended December 31,
	2014	2013	2013	2012	2011
	(in millions)
EBITDA	$182.9	$168.6	$653.8	$703.7	$557.4
Depreciation and amortization	(52.0)	(52.0)	(208.2)	(210.2)	(204.9)
Income tax expense	(29.9)	(16.2)	(62.7)	(67.1)	(11.2)
Interest expense, net	(50.1)	(72.1)	(250.1)	(307.4)	(324.2)

Net income	50.9	28.3	132.8	119.0	17.1

Depreciation and amortization	52.0	52.0	208.2	210.2	204.9
Equity-based compensation expense	3.3	1.9	46.6	22.1	19.5
Amortization of deferred financing costs, debt premium, and debt discount, net	1.6	3.0	8.8	13.6	15.7
Allowance for doubtful accounts	—	—	—	—	0.4
Deferred income taxes	(22.1)	(14.1)	(48.7)	(56.3)	(10.2)
Realized loss on interest rate swap agreements	—	—	—	—	2.8
Mark to market loss on interest rate derivatives	—	—	0.1	0.9	4.2
Net loss on extinguishment of long-term debt	5.4	3.9	64.0	17.2	118.9
Net loss on sale and disposals of assets	—	—	—	0.1	0.3
Changes in assets and liabilities	155.2	133.0	(47.1)	(9.4)	(158.3)
Other non-cash items	—	—	1.6	—	(0.6)

Net cash provided by operating activities	$246.3	$208.0	$366.3	$317.4	$214.7

(4)

Non-GAAP net income is considered a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. We believe that Non-GAAP net income provides meaningful information regarding our operating performance and our prospects for the future. This supplemental measure excludes, among other things, charges related to the amortization of

Acquisition-related intangibles, non-cash equity-based compensation and gains and losses from the early extinguishment of debt. The following unaudited table sets forth a reconciliation of net income to Non-GAAP net income for the periods presented:

	Three months ended
	March 31,	March 31,	Years ended December 31,
	2014	2013	2013	2012	2011
	(in millions)
Net income	$50.9	$28.3	$132.8	$119.0	$17.1
Amortization of intangibles(i)	40.3	40.3	161.2	163.7	165.7
Non-cash equity-based compensation	3.3	1.9	8.6	22.1	19.5
Litigation, net(ii)	—	—	(6.3)	—	—
Net loss on extinguishments of long-term debt	5.4	3.9	64.0	17.2	118.9
Interest expense adjustment related to extinguishments of long-term debt(iii)	(0.6)	(0.8)	(7.5)	(3.3)	(19.4)
IPO- and secondary-offering-related expenses(iv)	0.4	—	75.0	—	—
Debt-related refinancing costs(v)	—	—	—	—	3.8
Aggregate adjustment for income taxes(vi)	(18.6)	(17.3)	(113.5)	(71.6)	(106.8)

Non-GAAP net income	$81.1	$56.3	$314.3	$247.1	$198.8

(i)	Includes amortization expense for Acquisition-related intangible assets, primarily customer relationships and trade names.
(ii)	Relates to unusual, non-recurring litigation matters.
(iii)	Reflects adjustments to interest expense resulting from debt extinguishments. Represents the difference between interest expense previously recognized under the effective interest method and actual interest paid.
(iv)	As defined in note (3)(iii) above.
(v)	Represents fees and costs expensed related to the March 2011 amendment to our prior senior secured term loan facility.
(vi)	Based on a normalized effective tax rate of 39.0%.
(5)	Cash conversion cycle is defined as days of sales outstanding in accounts receivable plus days of supply in inventory minus days of purchases outstanding in accounts payable, based on a rolling three-month average. Prior periods have been revised to conform to the current definition.
(6)	Revenue per coworker is defined as net sales for the period divided by the average number of coworkers employed during such period (calculated as the sum of the number of coworkers employed at the beginning and end of the period divided by two).

RISK FACTORS

You should carefully consider the following risk factors and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 5, 2014, as updated by our Quarterly Reports on Form 10-Q and other filings we make with the SEC, before you decide to purchase any notes. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. If any of these risks are realized, the trading price of the notes would likely decline and we may not be able to make payments of interest and principal on the notes, and you may lose all or part of your original investment.

Risks Related to the Notes

We have a substantial amount of indebtedness, which could have important consequences to our business and prevent us from fulfilling our obligations under the notes.

We have a substantial amount of indebtedness. As of March 31, 2014, after giving effect to the Refinancing Transactions, the May 2014 Senior Subordinated Note Redemption and the ABL Facility Amendment, we would have had $3.2 billion of total long-term debt outstanding, as defined by GAAP, and $238.8 million of obligations outstanding under our inventory financing agreements, and the ability to borrow an additional $977.5 million under our ABL Facility. Subject to the limits contained in our Senior Credit Facilities and our existing indentures, we may be able to incur additional debt from time to time, including drawing on our ABL Facility, to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our business associated with our substantial indebtedness could intensify. Specifically, our substantial indebtedness could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness;

•	requiring us to dedicate a substantial portion of our cash flow from operations to debt service payments on our and our subsidiaries’ debt, which reduces the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	requiring us to comply with restrictive covenants in our Senior Credit Facilities and existing indentures and the more limited restrictive covenants in the indenture that will govern the notes offered hereby, which limit the manner in which we conduct our business;

•	making it more difficult for us to obtain vendor financing from our vendor partners;

•	limiting our flexibility in planning for, or reacting to, changes in the industry in which we operate;

•	placing us at a competitive disadvantage compared to any of our less leveraged competitors;

•	increasing our vulnerability to both general and industry-specific adverse economic conditions; and

•	limiting our ability to obtain additional debt or equity financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements and increasing our cost of borrowing.

We will be required to generate sufficient cash to service our indebtedness, including the notes, and, if not successful, we may be forced to take other actions to satisfy our obligations under our indebtedness.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. Our outstanding long-term debt will impose significant cash interest payment obligations on us in 2014 and subsequent years and, accordingly, we will have to generate significant cash flow from operating activities to fund our debt service obligations. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional debt or equity capital, restructure or refinance our indebtedness, including the notes, or revise or delay our strategic plan. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or satisfy our capital requirements, or that these actions would be permitted under the terms of our existing or future debt agreements, including our Senior Credit Facilities, our existing indentures and the indenture that will govern the notes offered hereby. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our Senior Credit Facilities and our existing indentures restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. Furthermore, our Equity Sponsors have no obligation to provide us with debt or equity financing.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our Senior Credit Facilities could foreclose against the assets securing our borrowings from them and the lenders under our Term Loan Facility could terminate their commitments to lend us money; and

•	we could be forced into bankruptcy or liquidation, which could result in holders of notes losing their investment in the notes.

Despite our indebtedness levels, we and our subsidiaries may be able to incur substantially more debt, including secured debt. This could further increase the risks associated with our leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our Senior Credit Facilities and our existing indentures do not, and the indenture that will govern the notes offered hereby will not, fully prohibit us or our subsidiaries from doing so. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial indebtedness described above, including our possible inability to service our debt, will increase. As of March 31, 2014, after giving effect to the Refinancing Transactions and the ABL Facility Amendment, we would have had approximately $977.5 million available for additional borrowing under our ABL Facility after taking into account borrowing base limitations (net of $2.2 million of issued and undrawn letters of credit and $238.7 million of reserves related to our floorplan sub-facility). See “Description of Certain Indebtedness.”

Restrictive covenants under our Senior Credit Facilities and our existing indentures may adversely affect our operations and liquidity.

Our Senior Credit Facilities and our existing indentures contain, and any future indebtedness of ours may contain, various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends or make distributions to holders of our capital stock or to make certain other restricted payments or investments;

•	repurchase or redeem capital stock;

•	make loans, capital expenditures or investments or acquisitions;

•	receive dividends or other payments from our subsidiaries;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, repurchase or redeem debt that is junior in right of payment to the notes.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs. A breach of any of these covenants or any of the other restrictive covenants would result in a default under our Senior Credit Facilities. Upon the occurrence of an event of default under our Senior Credit Facilities, the lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding thereunder, together with accrued and unpaid interest and fees, to be due and payable; or

•	could require us to apply all of our available cash to repay these borrowings;

any of which could result in an event of default under our existing indentures.

If we were unable to repay those amounts, the lenders under our Senior Credit Facilities could proceed against the collateral granted to them to secure our borrowings thereunder. We have pledged a significant portion of our assets as collateral under our Senior Credit Facilities. If the lenders under our Senior Credit Facilities accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our Senior Credit Facilities and our other indebtedness, including the notes, or the ability to borrow sufficient funds to refinance such indebtedness. Even if we were able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us. See “Description of Certain Indebtedness.”

In addition, under our ABL Facility we are permitted to borrow an aggregate amount of up to $1,250.0 million; however, our ability to borrow under our ABL Facility is limited by a borrowing base and a liquidity condition. The borrowing base at any time equals the sum of up to 85% of our and our subsidiary guarantors’ eligible accounts receivable (net of accounts reserves) (up to 30% of such eligible accounts receivable which can consist of federal government accounts receivable) plus the lesser of (i) 75% of our and our subsidiary guarantors’ eligible inventory (valued at cost and net of inventory reserves) and (ii) the product of 85% multiplied by the net orderly liquidation value percentage multiplied by eligible inventory (valued at cost and net of inventory reserves), less reserves (other than accounts reserves and inventory reserves). Our borrowing base in effect as of March 31, 2014 was $1,218.4 million.

Our ability to borrow under our ABL Facility is also limited by a minimum liquidity condition, which provides that, if excess cash availability is less than the lesser of (i) $125.0 million and (ii) the greater of (A) ten percent (10%) of the borrowing base and (B) $100.0 million, the lenders are not required to lend any additional amounts under the ABL Facility unless the consolidated fixed charge coverage ratio (as defined in the credit agreement evidencing our ABL Facility) is at least 1.00 to 1.00. Moreover, our ABL Facility provides discretion to the agent bank acting on behalf of the lenders to impose additional availability reserves, which could materially impair the amount of borrowings that would otherwise be available to us. We cannot assure you that the agent bank will not impose such reserves or, were it to do so, that the resulting impact of this action would not materially and adversely impair our liquidity.

The notes will be unsecured and will be effectively subordinated to our and the guarantors’ secured debt.

Our obligations under the notes and the guarantors’ obligations under the guarantees of the notes will not be secured by any of our or our subsidiaries’ assets. Borrowings under our Senior Credit Facilities are secured by a security interest in substantially all of our assets and the assets of the guarantors. In addition, the indenture that will govern the notes will permit us and our subsidiaries to incur additional secured debt. As a result, the notes and the guarantees will be effectively subordinated to all of our and the guarantors’ secured debt and other obligations to the extent of the value of the assets securing such obligations. As of March 31, 2014, after giving effect to the Refinancing Transactions, the May 2014 Senior Subordinated Note Redemption and the ABL Facility Amendment, we would have had $1,525.1 million of secured debt outstanding, and an additional 977.5 million of availability under our ABL Facility after taking into account borrowing base limitations (net of $2.2 million of issued and undrawn letters of credit and $238.7 million of reserves related to our floorplan sub-facility). If we and the guarantors were to become insolvent or otherwise fail to make payments on the notes, holders of our and the guarantors’ secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the notes would receive any payments. You may therefore not be fully repaid in the event we become insolvent or otherwise fail to make payments on the notes.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our Senior Credit Facilities, are at variable rates of interest and expose us to interest rate risk. As of March 31, 2014, we had $1,525.1 million of variable rate debt outstanding. If interest rates increase above 1.00% per annum, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Although we have entered into interest rate cap agreements on our Term Loan Facility to reduce interest rate volatility, such agreements are only in effect through January 14, 2015 and we cannot assure you we will be able to enter into interest rate cap agreements in the future on acceptable terms or that such caps or the caps we have in place now will be effective.

The notes are structurally subordinated to all indebtedness of our existing or future subsidiaries that do not become guarantors of the notes.

Holders of the notes do not have any claim as a creditor against any of our existing subsidiaries that are not guarantors of the notes or against any of our future subsidiaries that do not become guarantors of the notes. Indebtedness and other liabilities, including trade payables of those subsidiaries will be structurally senior to claims of holders of the notes against those subsidiaries. As of March 31, 2014, our non-guarantor subsidiary had approximately $55.3 million of total liabilities, all of which were effectively senior to the notes.

The notes are not guaranteed by our foreign subsidiary and will not be guaranteed by any future foreign subsidiaries. Our non-guarantor subsidiary is a separate and distinct legal entity and has no obligation, contingent or otherwise, to pay any amounts due under the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. In the event of a bankruptcy, liquidation, reorganization or other winding up of this non-guarantor subsidiary or any future subsidiary that is not a guarantor of the notes, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us (except to the extent we have a claim as a creditor of such non-guarantor subsidiary). Any right that we or the subsidiary guarantors have to receive any assets of any non-guarantor subsidiaries upon the bankruptcy, liquidation, reorganization or other winding up of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

As of and for the three months ended March 31, 2014, our non-guarantor subsidiary represented 2.6% of our total assets, approximately 1.1% of our total liabilities, including trade payables, 5.1% of our net sales and 3.0% of our Adjusted EBITDA, respectively, in each case after intercompany eliminations. Adjusted EBITDA is a non-GAAP financial measure.

In addition, the indenture that will govern the notes offered hereby, subject to some limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of certain other liabilities, such as trade payables, that may be incurred by these subsidiaries.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our obligations and meet our cash requirements for the foreseeable future will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including the notes;

•	obtain additional financing;

•	sell some of our assets or operations;

•	reduce or delay capital expenditures and/or acquisitions; or

•	revise or delay our strategic plan.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments, including our Senior Credit Facilities, our existing indentures and the indenture that will govern the notes offered hereby. In addition, our Senior Credit Facilities and our existing indentures restrict our ability to sell assets and to use the proceeds from the sales. We may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations on the notes. Furthermore, our Equity Sponsors have no obligation to provide us with debt or equity financing. Therefore, it may be difficult for us to make required payments on the notes in the event of an acceleration of the maturity of the notes.

Our ability to make payments on the notes depends on our ability to receive dividends and other distributions from our subsidiaries.

Our principal assets are the equity interests that we hold in our operating subsidiaries. As a result, we are dependent on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on our outstanding debt. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to restrictions on dividends or, in the case of foreign subsidiaries, restrictions on repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Our subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund payments on the notes when due.

Our subsidiaries are legally distinct from us and, except for our existing and future subsidiaries that will be guarantors of the notes, have no obligation, contingent or otherwise, to pay amounts due on our debt or to make funds available to us for such payment.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our Senior Credit Facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our Senior Credit Facilities, our existing indentures and, to a lesser degree, the indenture that will govern the notes offered hereby), we could be in default under the terms of the agreements governing such indebtedness, including our Senior Credit Facilities, our existing indentures and the indenture that will govern the notes offered hereby. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our Senior Credit Facilities could elect to terminate their commitments thereunder and cease making further loans and lenders under our Senior Credit Facilities could institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Senior Credit Facilities to avoid being in default. If we breach our covenants under our Senior Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Certain Indebtedness” and “Description of Notes.”

We may be unable to purchase the notes upon a change of control which would result in a default under the indenture that will govern the notes offered hereby and would adversely affect our business.

Upon a change of control, as defined in the indenture that will govern the notes, we are required to offer to purchase all of the notes then outstanding for cash at 101% of the principal amount thereof, together with accrued and unpaid interest and additional interest, if any. If a change of control occurs under the indenture that will govern the notes, we may not have sufficient funds to pay the change of control purchase price, and we may be required to secure third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. Further, we may be contractually restricted under the terms of our Senior Credit Facilities from repurchasing all of the notes tendered by holders of the notes upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our Senior Credit Facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indenture that will govern the notes offered hereby and a cross-default under the Senior Credit Facilities and our other indentures. Our Senior Credit Facilities and the indenture that will govern the notes offered hereby also provide that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, in the case of our Senior Credit Facilities, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes.

The change of control provisions in the indenture that will govern the notes offered hereby may not protect holders of the notes in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture that will govern the notes offered hereby. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the indenture that will govern the notes offered hereby to trigger our obligation to repurchase the notes. Except as otherwise described above, the indenture that will govern the notes offered hereby does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. If an event occurs that does not constitute a “Change of Control” as defined in the indenture that will govern the notes offered hereby, we will not be required to make an offer to repurchase the notes and holders may be required to continue to hold notes despite the event.

See “Description of Certain Indebtedness” and “Description of Notes—Repurchase at the Option of Holders.”

Federal and state statutes allow courts, under specific circumstances, to void notes and adversely affect the validity and enforceability of the guarantees and require noteholders to return payments received.

The issuance of, and payments made under, the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, generally under such laws the incurrence of an obligation (such as under the notes or guarantees) or the making of a payment or other transfer will be a fraudulent conveyance if (1) we or any of our guarantors, as applicable, incurred such obligation or made such payment with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for incurring such obligation or making such payment and, in the case of (2) only, one of the following is also true:

•	we or the applicable guarantor were insolvent at the time of or rendered insolvent by reason of the incurrence of the obligation or the making of such payment; or

•	the incurrence of the obligation or the making of such payment of the consideration left us or the applicable guarantor with an unreasonably small amount of capital to carry on our or its business; or

•	we or the applicable guarantor intended to, or believed that we or it would, incur debts beyond our or its ability to pay them as they mature.

If a court were to find that the issuance of the notes or guarantees, or a payment made under the notes or guarantees, was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantees or subordinate the notes or such guarantees to presently existing and future indebtedness of ours or any such guarantor, and require the holders of the notes to repay particular amounts or any amounts received with respect to the notes or such guarantees. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voiding of the notes or the guarantees could result in an event of default with respect to our other debt and that of our guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider an issuer or a guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than all of its property, at a fair valuation;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent unliquidated liabilities, as they become absolute and matured; or

•	it could not pay its debts as they became due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the notes and the guarantees would not be subordinated to our or any guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than reasonably equivalent value or fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guarantee worthless. Although subsequently overturned on other grounds, a recent Florida bankruptcy court decision found that this kind of provision was ineffective to protect the guarantees.

Each of our Equity Sponsors will have influence over significant corporate activities and their interests may differ from the interests of noteholders.

A sizable portion of the common stock of CDW Corporation is held indirectly by investment funds affiliated with, or co-investment vehicles controlled by, our Equity Sponsors. As a result of their ownership, each Equity Sponsor, so long as it holds a sizable portion of CDW Corporation’s outstanding common stock, will have substantial voting power with respect to matters submitted to a vote of stockholders. In addition, so long as each Equity Sponsor has representation on CDW Corporation’s board of directors, it will have the ability to exercise influence over decision-making with respect to our business direction and policies. Matters over which each of our Equity Sponsors may continue to, directly or indirectly, exercise influence include:

•	the election of CDW Corporation’s board of directors and the appointment and removal of our officers;

•	mergers and other business combination transactions;

•	other acquisitions or dispositions of businesses or assets;

•	incurrence of indebtedness and the issuance of equity securities;

•	repurchase of stock and payment of dividends; and

•	the issuance of shares to management under our equity incentive plans.

The interests of our Equity Sponsors and our other equity holders may not be aligned with those of the holders of the notes. If we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our Equity Sponsors and our other equity holders might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from our Equity Sponsors or other investors to reduce our leverage and pay our debts, while our Equity Sponsors might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Our Equity Sponsors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. Additionally, our Equity Sponsors are in the business of investing in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Under CDW Corporation’s amended and restated certificate of incorporation, each Equity Sponsor and its affiliates do not have any obligation to present to us, and each Equity Sponsor may separately pursue, corporate opportunities of which it becomes aware, even if those opportunities are ones that we would have pursued if granted the opportunity.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow or discontinue rating companies, including us. Any ratings downgrade or decisions by a credit rating agency to discontinue rating us could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market—making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact included in this prospectus and the documents incorporated by reference herein are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this prospectus.

These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 5, 2014, and in our other periodic reports. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 5, 2014, and in our other periodic reports under the heading “Risk Factors,” as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus and the documents incorporated by reference herein in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. Forward-looking statements are made only as of the date they were made. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

MARKET, RANKING AND OTHER INDUSTRY DATA

This prospectus and the documents incorporated by reference herein include industry data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in this prospectus and our periodic reports under the heading “Risk Factors.” Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

USE OF PROCEEDS

We will use the proceeds from the sale of the notes together with cash on hand (a) to fund the redemption of (i) all of our outstanding $325.0 million aggregate principal amount of Senior Secured Notes at a redemption price of 106.061% of the principal amount redeemed, plus accrued and unpaid interest through the date of redemption, and (ii) $234.7 million aggregate principal amount of our Existing Senior Notes at a redemption price of 108.764% of the principal amount redeemed, plus accrued and unpaid interest through the date of redemption, and (b) to pay related fees and expenses.

Our Senior Secured Notes bear interest at 8.00% per annum and mature on December 15, 2018. Our Existing Senior Notes bear interest at 8.50% per annum and mature on April 1, 2019.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2014 on an actual basis and as adjusted to give effect to the Refinancing Transactions, the May 2014 Senior Subordinated Note Redemption and the ABL Facility Amendment. This information should be read in conjunction with “Prospectus Summary—Refinancing Transactions,” “Prospectus Summary—Redemption of Senior Subordinated Notes,” “Prospectus Summary—ABL Facility Amendment,” “Prospectus Summary—Summary Historical Consolidated Financial Information” and “Description of Certain Indebtedness” included in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes in our filings incorporated by reference in this prospectus.

	As of March 31, 2014
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$306.7	$233.2

Total debt (including current portion):
ABL Facility(1)	$—	$—
Term Loan Facility(2)	1,525.1	1,525.1
Senior Secured Notes	325.0	—
Existing Senior Notes(3)	1,280.0	1,045.3
Senior Notes offered hereby	—	600.0
Senior Subordinated Notes	42.5	—
Capital Leases	—	—

Total debt (including current portion)(4)	3,172.6	3,170.4
Shareholders’ equity	754.8	706.9

Total capitalization	$3,927.4	$3,877.3

(1)	On June 6, 2014, we amended, extended and increased the size of our ABL Facility to provide for borrowings of up to $1,250.0 million, subject to borrowing base limitations and a minimum liquidity condition. After giving effect to the Refinancing Transactions and the ABL Facility Amendment, we could have borrowed an additional $977.5 million under our ABL Facility after taking into account borrowing base limitations (net of $2.2 million of issued and undrawn letters of credit and $238.7 million of reserves related to our floorplan sub-facility) as of March 31, 2014. See “Description of Certain Indebtedness.”
(2)	Excludes the unamortized discount of $4.2 million.
(3)	Excludes the unamortized premium of $4.0 million.
(4)	This amount does not include any of the $250.2 million in obligations outstanding under our inventory financing agreements as of March 31, 2014. We include these obligations in current liabilities and not in total debt because we have not in the past incurred, and in the future do not expect to incur, any interest expense under these agreements. Such amount is classified separately as accounts payable-inventory financing on our consolidated balance sheets. For more information, see “Description of Certain Indebtedness.”

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facilities

The Senior Credit Facilities consist of the Term Loan Facility and the ABL Facility. CDW LLC is the borrower under both Senior Credit Facilities.

As of March 31, 2014, the outstanding principal amount of the Term Loan Facility was $1,525.1 million, excluding $4.2 million in unamortized discount.

As of March 31, 2014, the ABL Facility consisted of a revolving credit facility capacity of $900.0 million and a $400.0 million floorplan sub-facility. As of March 31, 2014, there were no outstanding borrowings under the ABL Facility, $2.2 million of undrawn letters of credit and $238.7 million reserved under the floorplan sub-facility. On June 6, 2014, CDW LLC amended, extended and increased the size of its revolving credit facility. The ABL Facility now consists of a revolving credit facility capacity of $1,250.0 million and an unlimited floorplan sub-facility. As of July 23, 2014, there are no outstanding borrowings under the ABL Facility, $2.2 million of undrawn letters of credit and $321.5 million reserved under the floorplan sub-facility.

The following summary is a description of the principal terms of the Senior Credit Facilities and the related documents governing those facilities.

Maturity; Prepayments

The Term Loan Facility matures on April 29, 2020. The Term Loan Facility requires CDW LLC to make certain mandatory prepayments of principal amounts under certain circumstances, including a prepayment in an amount equal to (i) 50% of excess cash flow for a fiscal year (the percentage rate of which decreases to 25% when the total net leverage ratio (as defined in the governing agreement) is less than or equal to 5.5 but greater than 4.5; and decreases to 0% when the total net leverage ratio is less than or equal to 4.5), and (ii) the net cash proceeds from the incurrence of certain additional indebtedness by CDW LLC or its subsidiaries. Excess cash flow is defined as EBITDA (as defined in the governing agreement), plus items such as reductions in working capital, less items such as increases in working capital, certain taxes paid in cash, interest that will be paid in cash, capital expenditures and repayment of long-term indebtedness. The Term Loan Facility is subject to 0.25% quarterly amortization of the original principal amount, payable on a quarterly basis. The quarterly principal payments commenced during the quarter ending June 30, 2013.

The ABL Facility matures on June 6, 2019.

Additional Commitments

The Term Loan Facility permits CDW LLC to obtain commitments from one or more existing or new lenders to add one or more additional incremental term loan facilities under the Term Loan Facility in an aggregate amount not to exceed $500,000,000 plus the maximum amount that could be incurred such that the senior secured net leverage ratio (as defined in the governing agreement) does not exceed 3.25 to 1.00. On July 31, 2013, CDW LLC borrowed an additional $190.0 million aggregate principal amount under the Term Loan Facility, utilizing a portion of the aforementioned maximum aggregate amount of incremental term loan facilities.

The ABL Facility permits CDW LLC to obtain commitments from one or more existing or new lenders to increase the revolving credit facility capacity under the ABL Facility by an aggregate amount not to exceed $300,000,000.

Security; Guarantees

The obligations of CDW LLC under the Senior Credit Facilities have been guaranteed on a senior secured basis by CDW Corporation and each of CDW LLC’s 100% owned domestic direct and indirect subsidiaries. The obligations under the Senior Credit Facilities and each guarantor’s obligations under its guarantee of the Senior

Credit Facilities are secured by a security interest in substantially all of the assets of CDW LLC and the guarantors. Because the Senior Credit Facilities are secured obligations, if we fail to comply with the terms of the Senior Credit Facilities and those creditors accelerate the payment of all the funds borrowed thereunder and we are unable to repay such indebtedness, they could foreclose on substantially all of the assets of CDW LLC and the guarantors which serve as collateral.

The Term Loan Facility is secured by (1) a first priority lien on all capital stock and substantially all assets (except cash, accounts, deposit accounts, inventory and proceeds thereof) of CDW LLC and its domestic subsidiaries and on 65% of the capital stock of CDW LLC’s foreign subsidiaries and (2) a second priority lien on substantially all cash, accounts, deposit accounts, inventory and proceeds thereof. The ABL Facility is secured by (1) a first priority lien on substantially all of CDW LLC’s accounts, deposit accounts, eligible inventory and proceeds thereof and (2) a second priority lien on substantially all other assets.

Interest and Fees

Borrowings under the Term Loan Facility bear interest at either (a) the alternate base rate (“ABR”) plus a margin; or (b) LIBOR plus a margin; provided that for purposes of the Term Loan Facility, LIBOR shall not be less than 1.00% per annum at any time. The margin is based on the net leverage ratio, as defined in the agreement evidencing the Term Loan Facility. For ABR borrowings, the applicable margin varies within a range of 1.25%-1.50%. For LIBOR borrowings, the applicable rate margin varies within a range of 2.25%-2.50%.

Borrowings under the ABL Facility bear interest at a variable interest rate plus an applicable margin. The variable interest rate is based on one of two indices, either (i) LIBOR, or (ii) the ABR with the ABR being the greatest of (a) the prime rate, (b) the federal funds effective rate plus 50 basis points or (c) the one-month LIBOR plus 1.00%. The applicable margin varies (1.50% to 2.00% for LIBOR borrowings and 0.50% to 1.00% for ABR borrowings) depending upon the average daily excess cash availability under the agreement evidencing the ABL Facility and is subject to a reduction of 0.25% if, and for as long as, CDW LLC’s corporate credit rating from Standard & Poor’s Rating Services is BB or better and the corporate family rating from Moody’s Investor Service, Inc. is Ba3 or better, in each case with a stable or better outlook.

In addition to paying interest on outstanding principal under the Senior Credit Facilities, CDW LLC is also required to pay a commitment fee to the lenders under the ABL Facility in respect of the unutilized commitments thereunder at a rate equal to 0.25% per annum (depending on the amount of unutilized commitments). CDW LLC also must pay customary letter of credit and agency fees.

Borrowing Limitations under the ABL Facility

The ability to borrow under the ABL Facility is limited by a borrowing base, which at any time will equal the sum of up to 85% of CDW LLC’s and its subsidiary guarantors’ eligible accounts receivable (net of accounts reserves) (up to 30% of such eligible accounts receivable which can consist of federal government accounts receivable) plus the lesser of (i) 75% and (ii) the product of 85% multiplied by the net orderly liquidation value percentage multiplied by eligible inventory (valued at cost and net of inventory reserves), less reserves (other than accounts reserves and inventory reserves). The borrowing base in effect as of March 31, 2014 was $1,218.4 million. The ability to borrow under this facility is also limited by a minimum liquidity condition, which provides that, if excess cash availability is less than the lesser of (i) $125.0 million and (ii) the greater of (A) 10% of the borrowing base and (B) $100.0 million, the lenders are not required to lend any additional amounts under the ABL Facility unless the consolidated fixed charge coverage ratio (as defined in the agreement evidencing the ABL Facility) is at least 1.00 to 1.00. Moreover, the ABL Facility provides discretion to the agent bank acting on behalf of the lenders to impose additional availability reserves, which could materially impair the amount of borrowings that would otherwise be available.

Covenants

The Senior Credit Facilities contain a number of covenants that, among other things, (1) require CDW LLC to maintain a fixed charges ratio under certain circumstances and (2) limit or restrict the ability of CDW LLC and its restricted subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates.

Under the Term Loan Facility, CDW LLC and its restricted subsidiaries are also generally restricted from paying dividends and making other restricted payments, other than (i) restricted payments not to exceed $250,000,000 plus the amount of certain other items that increase (and in some cases decrease) the amounts available for such payments, so long as CDW LLC and its restricted subsidiaries have a total net leverage ratio no greater than 6.50 to 1.00 and no default has occurred or will occur as a result of the restricted payment and (ii) other permitted restricted payments. In addition, CDW LLC may pay dividends to CDW Corporation to fund the payment by CDW Corporation of dividends on its common stock of up to 6% per annum of the net proceeds received by or contributed to CDW LLC in the initial public offering of CDW Corporation’s common stock.

Under the ABL Facility, CDW LLC and its restricted subsidiaries are also generally restricted from paying dividends and making other restricted payments, other than (i) restricted payments if no default has occurred or will occur as a result of the restricted payment and excess cash availability exceeds (a) $250,000,000 or (b) $187,500,000 and the fixed charge coverage ratio is not less than 1.00 to 1.00 on a pro forma basis after giving effect to the restricted payment and any related borrowings and (ii) other permitted restricted payments. In addition, CDW LLC may pay dividends to CDW Corporation to fund the payment by CDW Corporation of dividends on its common stock of up to 6% per annum of the net proceeds received by or contributed to CDW LLC in the initial public offering of CDW Corporation’s common stock.

CDW LLC was not required to maintain a fixed charges ratio for the four quarters ended March 31, 2014.

Events of Default

The Senior Credit Facilities contain customary events of default including non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross-default to certain other indebtedness, loss of lien perfection or priority, material judgments, change of ownership or control, and certain bankruptcy or insolvency events.

For purposes of the Term Loan Facility, a change in control is deemed to occur if our Equity Sponsors and management cease to control a majority of the voting power for the election of managers of CDW LLC and (i) a person or group (other than our Equity Sponsors and management) becomes the owner of more than the greater of 35% of the voting power and the percentage of voting power held by our Equity Sponsors and management or (ii) the current managers of CDW LLC or their successors no longer constitute a majority of CDW LLC’s board of managers.

For purposes of the ABL Facility, a change in control is deemed to occur if a person or group (other than our Equity Sponsors and management) becomes the owner of more than the greater of 35% of voting power and the percentage of voting power held by our Equity Sponsors and management, or the current managers of CDW LLC or their successors no longer constitute a majority of CDW LLC’s board of managers.

Senior Secured Notes

CDW LLC and CDW Finance are the co-issuers of the Senior Secured Notes. As of March 31, 2014, there was $325.0 million aggregate principal amount of Senior Secured Notes outstanding. Concurrent with the closing of this offering, we intend to issue a notice of redemption to the holders of the Senior Secured Notes notifying such holders that we will redeem all of our outstanding Senior Secured Notes. We also intend to satisfy and discharge our obligations under our Senior Secured Notes and the related indenture at such time by depositing with the trustee sufficient funds to pay the principal of, and premium and interest on, our Senior Secured Notes to the redemption date.

Maturity

The Senior Secured Notes mature on December 15, 2018.

Interest

The Senior Secured Notes bear interest at 8.00% per annum. Interest on the Senior Secured Notes is payable in cash on June 15 and December 15 of each year.

Guarantees

The Senior Secured Notes are guaranteed on a secured senior basis by CDW Corporation and each of CDW LLC’s domestic direct and indirect restricted subsidiaries that is a guarantor under the Senior Credit Facilities. Subject to certain exceptions, any restricted subsidiary that in the future guarantees the indebtedness of CDW LLC or the indebtedness of any other guarantor will also guarantee the obligations under the Senior Secured Notes. The obligations under the indenture governing the Senior Secured Notes and each guarantor’s obligations under its guarantee of the Senior Secured Notes are secured by a security interest in substantially all of the assets of CDW LLC and the guarantors. Because the Senior Secured Notes are secured obligations, if we fail to comply with the terms of the indenture governing the Senior Secured Notes and those holders accelerate the payment of all the funds borrowed thereunder and we are unable to repay such indebtedness, they could foreclose on substantially all of the assets of CDW LLC and the guarantors which serve as collateral.

Ranking

The Senior Secured Notes and the guarantees thereof:

•	rank senior in right of payment to any of the existing and future subordinated indebtedness of CDW LLC and the guarantors;

•	rank equal in right of payment with all of the existing and future senior indebtedness of CDW LLC and the guarantors, including the Senior Credit Facilities, Existing Senior Notes and the notes to be issued in this offering and the related guarantees;

•	are secured equally and ratably with indebtedness under the Term Loan Facility and effectively senior to all other indebtedness (other than the Senior Credit Facilities and our inventory financing agreements we have entered into with certain financial intermediaries in order to facilitate the purchase of certain inventory) to the extent of the value of the collateral securing the Senior Secured Notes;

•	are effectively subordinated to indebtedness under the ABL Facility to the extent of the value of the cash, accounts, deposit accounts, inventory and proceeds thereof securing such indebtedness on a first-priority basis and to obligations under our inventory financing agreements to the extent of the value of the inventory securing such arrangements on a first-priority basis; and

•	are structurally subordinated to all existing and future indebtedness and other liabilities of a subsidiary that is not a guarantor.

Covenants

The indenture governing the Senior Secured Notes contains a number of negative covenants and events of default that, among other things, limit or restrict the ability of the CDW LLC and its restricted subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. CDW LLC and its restricted subsidiaries are also generally restricted from paying dividends and making other restricted payments unless CDW LLC could incur an additional dollar of indebtedness under its fixed charges ratio covenant and the amount of such dividend or other restricted payment, together with the amount of all other dividends and restricted payments made from January 1, 2011 through the end of the most recently ended fiscal quarter, is less than 50% of consolidated net income (less 100% of any consolidated net loss), adjusted for certain items, plus the amount of certain other items occurring during that period that increase (and in some cases decrease) the amounts available for such payments. In addition, CDW LLC may pay dividends to CDW Corporation to fund the payment by CDW Corporation of dividends on its common stock of up to 6% per annum of the net proceeds received by or contributed to CDW LLC in the initial public offering of CDW Corporation’s common stock.

Existing Senior Notes

CDW LLC and CDW Finance are the co-issuers of the Existing Senior Notes. As of March 31, 2014, there was $1,280.0 million aggregate principal amount of Existing Senior Notes outstanding. Concurrent with the closing of this offering, we intend to issue a notice of redemption to the holders of the Existing Senior Notes notifying such holders that we will redeem $234.7 million aggregate principal amount of our Existing Senior Notes.

Maturity

The Existing Senior Notes mature on April 1, 2019.

Interest

The Existing Senior Notes bear interest at 8.50% per annum. Interest on the Existing Senior Notes is payable in cash on April 1 and October 1 of each year.

Guarantees

The Existing Senior Notes are guaranteed on an unsecured senior basis by CDW Corporation and each of CDW LLC’s domestic direct and indirect restricted subsidiaries that is a guarantor under the Senior Credit Facilities. Subject to certain exceptions, any restricted subsidiary that in the future guarantees the indebtedness of CDW LLC or the indebtedness of any other guarantor will also guarantee the obligations under the Existing Senior Notes.

Ranking

The Existing Senior Notes and the guarantees thereof:

•	rank senior in right of payment to any of the existing and future subordinated indebtedness of CDW LLC and the guarantors;

•	rank equal in right of payment with all of the existing and future senior indebtedness of CDW LLC and the guarantors, including the Senior Credit Facilities, Senior Secured Notes and the notes to be issued in this offering and the related guarantees;

•	are effectively subordinated to all of the existing and future secured debt of CDW LLC and the guarantors, including the Senior Credit Facilities and Senior Secured Notes and the related guarantees, and to our inventory financing agreements, in each case to the extent of the value of the assets securing such debt or other obligations; and

•	are structurally subordinated to all existing and future indebtedness and other liabilities of a subsidiary that is not a guarantor.

Covenants

The indenture governing the Existing Senior Notes contains a number of negative covenants and events of default that, among other things, limit or restrict the ability of CDW LLC and its restricted subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. CDW LLC and its restricted subsidiaries are also generally restricted from paying dividends and making other restricted payments unless CDW LLC could incur an additional dollar of indebtedness under its fixed charges ratio covenant and the amount of such dividend or other restricted payment, together with the amount of all other dividends and restricted payments made from January 1, 2011 through the end of the most recently ended fiscal quarter, is less than 50% of consolidated net income (less 100% of any consolidated net loss), adjusted for certain items, plus the amount of certain other items occurring during that period that increase (and in some cases decrease) the amounts available for such payments. In addition, CDW LLC may pay dividends to CDW Corporation to fund the payment by CDW Corporation of dividends on its common stock of up to 6% per annum of the net proceeds received by or contributed to CDW LLC in the initial public offering of CDW Corporation’s common stock.

Inventory Financing Agreements

We have entered into agreements with certain financial intermediaries to facilitate the purchase of inventory from various suppliers under certain terms and conditions, as described below. At March 31, 2014, we owed a total of $250.2 million under these agreements. These amounts are classified separately as accounts payable—inventory financing on our consolidated balance sheets.

The ABL Facility incorporates a floorplan sub-facility to facilitate the purchase of inventory from a certain vendor. In connection with the floorplan sub-facility, we entered into the ABL Facility inventory financing agreement on an unsecured basis with a financial intermediary to facilitate the purchase of inventory from this vendor. Amounts outstanding under the ABL Facility inventory financing agreement are unsecured and non-interest bearing. At March 31, 2014, we owed $250.1 million under this agreement.

At March 31, 2014, amounts owed under other inventory financing agreements of $0.1 million were collateralized by the inventory purchased under these financing agreements and a second lien on the related accounts receivable.

DESCRIPTION OF NOTES

CDW LLC (“CDW”) and CDW Finance Corporation (“FinanceCo” and together with CDW, the “Issuers”) will issue $600.0 million of     % senior notes due 2022 (the “Notes”) under the indenture to be dated on or about                     , 2014 (the “Indenture”) among CDW LLC, CDW Finance Corporation, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those expressly made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In this description, the term “Issuers” refers only to CDW LLC and CDW Finance Corporation and not to any of their Subsidiaries, the term “CDW” refers only to CDW LLC and not to any of its Subsidiaries. CDW Finance Corporation was formed on August 6, 2010 for the sole purpose of acting as a co-Issuer of debt securities and does not have any material assets. For a description of restrictions on CDW Finance Corporation’s activities, see “—Certain Covenants—Restrictions on Activities of CDW Finance Corporation.”

The following description is a summary of the material provisions of the Indenture, the Notes and the Guarantees. The following description does not restate these documents in their entirety. You are encouraged to read these documents because they, and not this description, define your rights as Holders of the Notes.

Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The Notes and the Guarantees thereof:

•	will be general unsecured senior obligations of the Issuers and the Guarantors;

•	will rank senior in right of payment to any existing and future Subordinated Indebtedness of the Issuers and Guarantors;

•	will rank equally in right of payment with all existing and future Senior Indebtedness of the Issuers and the Guarantors, including the Existing Senior Notes, the Senior Secured Term Loan and the ABL Facility;

•	will be effectively subordinated to any existing and future Secured Indebtedness of the Issuers and the Guarantors to the extent of the value of the assets securing such Secured Indebtedness, including the Senior Secured Term Loan and the ABL Facility;

•	will be effectively subordinated to the any existing and future obligations under the Existing Inventory Financing Agreements that are secured by a Lien to the extent of the value of the assets securing such obligations;

•	will be structurally subordinated to any existing and future indebtedness and liabilities of non-guarantor Subsidiaries; and

•	will be initially unconditionally guaranteed on a joint and several and senior basis by CDW Corporation (the “Parent”) and each Restricted Subsidiary that guarantees the Senior Secured Term Loan.

Substantially all of the operations of CDW are conducted through its Subsidiaries, but not all of the CDW’s Subsidiaries will Guarantee the Notes. Unless a Subsidiary is a Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of CDW, including Holders of the Notes. The Notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of CDW that are not Guarantors. As of the date of the Indenture, CDW Canada Inc. will be the sole non-guarantor Subsidiary. For the three-month period ended March 31, 2014, the non-guarantor Subsidiary generated approximately 5.1% and 3.0% of CDW’s net sales and Adjusted EBITDA, respectively. In addition, as of March 31, 2014, the non-guarantor Subsidiary held approximately 2.6% of CDW’s consolidated total assets. See “Risk Factors—Risks Related to the Notes—The notes are structurally subordinated to all indebtedness of our existing or future subsidiaries that do not become guarantors of the notes.”

The Indebtedness evidenced by the Notes is unsecured Senior Indebtedness of the Issuers and the Guarantors, and as such, will be effectively subordinated to any Secured Indebtedness or other secured obligations of the Issuers and the Guarantors to the extent of the value of the assets securing such Secured Indebtedness. At March 31, 2014 on an as adjusted basis to give effect to this offering and the use of a portion of the proceeds therefrom to redeem all of the outstanding Senior Secured Notes, CDW and its Subsidiaries had approximately $1,525.1 million of Secured Indebtedness outstanding, all of which was outstanding under the Senior Secured Term Loan. See “Risk Factors—Risks Related to the Notes—The notes will be unsecured and will be effectively subordinated to our and our guarantors’ secured debt.”

Principal, Maturity and Interest

The Issuers will issue $600.0 million in aggregate principal amount of Notes in this offering. The Issuers may issue additional Notes under the Indenture from time to time after this offering. The Notes and any additional Notes contemporaneously or subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. It is possible, however, that the Notes and any other additional Notes will not be treated as part of the same issue for U.S. federal income tax purposes. The Issuers will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will mature on August 15, 2022.

Interest on the Notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2015. The Issuers will make each interest payment to the Holders of record on the immediately preceding February 1 and August 1.

Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest accrues from the date it was most recently paid.

Paying Agent and Registrar for the Notes

CDW will maintain one or more paying agents (each, a “paying agent”) for the Notes within the City and State of New York.

CDW will also maintain one or more registrars (each, a “registrar”) and a transfer agent. The Trustee will serve as initial registrar and transfer agent at its corporate trust office. The registrar and the transfer agent will maintain a register reflecting ownership of Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of CDW at the office or agency of the registrar within the City and State of New York.

CDW may change the paying agents, the registrars or the transfer agents without prior notice to the Holders. CDW or any Restricted Subsidiary may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. CDW is not required to transfer or exchange any Note selected for redemption. Also, CDW is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Guarantees

The Guarantors will jointly and severally fully and unconditionally guarantee, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Notes, whether for payment of principal of, premium, if any, or interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture.

Parent and the Restricted Subsidiaries which guarantee the Senior Secured Term Loan will initially guarantee the Notes. Each of the Guarantees of the Notes will be a general unsecured senior obligation of each Guarantor.

The obligations of each Guarantor (other than a company that is a direct or indirect parent of CDW) under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state statutes allow courts, under specific circumstances, to void notes and adversely affect the validity and enforceability of the guarantees and require noteholders to return payments received.”

Each Guarantor may consolidate with or merge into or sell its assets to CDW or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of Assets.” The Guarantee of a Guarantor will be automatically released and discharged in the event that:

(a) the sale, disposition or other transfer (including through merger or consolidation) of (x) Capital Stock of the applicable Guarantor (including any sale, disposition or other transfer), after which, in the case of a subsidiary Guarantor, such Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Guarantor; provided that, in each case, such sale, disposition or other transfer is made in compliance with the provisions of the Indenture;

(b) CDW designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

(c) in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to the covenant described under “—Certain covenants—Additional Guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary of all of the Indebtedness of CDW or any Restricted Subsidiary or the repayment of all of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes;

(d) CDW exercises its legal defeasance option or its covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(e) such Guarantor is also a guarantor or borrower under the Senior Secured Term Loan and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Senior Secured Term Loan (which may be conditioned on the concurrent release hereunder) except as a result of a discharge or release arising from payment under such guarantee, (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Non-Guarantor Indebtedness and Issuance of Non-Guarantor Preferred Stock”) and (z) does not guarantee (and is not required to guarantee pursuant to the covenant described under “—Certain Covenants—Additional Guarantees”) any Indebtedness of CDW or any Restricted Subsidiaries (other than any guarantee that will be released upon the release of the Guarantee hereunder).

Optional Redemption

At any time prior to August 15, 2017, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of % of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, with the Net Cash Proceeds of one or more Equity Offerings; provided that:

(1) at least 60% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers and their Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to August 15, 2017, the Issuers may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of the date of redemption, and accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders of Notes on any relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the two preceding paragraphs, the Notes will not be redeemable prior to August 15, 2017.

On or after August 15, 2017, the Issuers may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date (subject to the rights of Holders of Notes on any relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

Year	Percentage
2017		%
2018		%
2019		%
2020 and thereafter	100.000%

In addition, the Issuers may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under “—Repurchase at the Option of Holders—Change of Control.” The Issuers may at any time and from time to time purchase Notes in the open market or otherwise as permitted by the Indenture.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless CDW at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Notes, each Holder of Notes will have the right to require CDW to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer on the terms set forth in the Indenture (a “Change of Control Offer”). In the Change of Control Offer, CDW will offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless CDW at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Notes, or, at CDW’s option and as set forth below, in advance of a Change of Control, CDW will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date of such Change of Control Payment specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. CDW will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, CDW will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, CDW will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by CDW.

The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. CDW will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

CDW will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by CDW and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Indenture as described under “—Optional Redemption” unless and until there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Each of the ABL Facility and the Senior Secured Term Loan contains certain prohibitions on CDW and its Subsidiaries purchasing Notes, and also provides that the occurrence of certain change of control events with respect to Parent or CDW would constitute a default thereunder. Prior to complying with any of the provisions of this “Change of Control” covenant under the Indenture governing the Notes, but in any event within 90 days following a Change of Control, to the extent required to permit CDW to comply with this covenant, CDW will need to either repay all outstanding Indebtedness under the ABL Facility and the Senior Secured Term Loan or other Indebtedness ranking pari passu with the Notes or obtain the requisite consents, if any, under all agreements governing such outstanding Indebtedness. If CDW does not repay such Indebtedness or obtain such consents, CDW will remain prohibited from purchasing Notes in a Change of Control, which after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would in turn constitute a default under the ABL Facility and the Senior Secured Term Loan.

Future Indebtedness that CDW or its Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require CDW to repurchase their Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on CDW or its Subsidiaries. Finally, CDW’s ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may be unable to purchase the notes upon a change of control which would result in a default under the indenture that will govern the notes offered hereby and would adversely affect our business.”

The provisions described above that require CDW to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that CDW repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of CDW or its Subsidiaries and, thus, the removal of incumbent management. CDW has no present intention to engage in a transaction involving a Change of Control, although it is possible that CDW could decide to do so in the future. Subject to the limitations discussed below, CDW or its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the capital structure of CDW or its credit ratings. The Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of CDW and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require CDW to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CDW and its Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, the Chancery Court of Delaware has raised the possibility that a “Change of Control” as a result of a failure to have “continuing directors” comprising a majority of a Board of Directors may be unenforceable on public policy grounds.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis to the extent practicable or by lot, in any case subject to the procedures of The Depository Trust Company.

No Notes of $2,000 or less can be redeemed in part. Except as otherwise provided herein, in the case of global notes, notices of redemption will be delivered electronically at least 30 but not more than 60 days before the redemption date to each Holder of Notes, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Except for a redemption to be effected pursuant to the heading “—Optional Redemption,” notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of that Note upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indenture, which bind CDW and its Restricted Subsidiaries.

Incurrence of Non-Guarantor Indebtedness and Issuance of Non-Guarantor Preferred Stock

CDW shall not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Non-Guarantor Indebtedness (including Acquired Debt) and shall not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of Preferred Stock (“Non-Guarantor Preferred Stock”); provided, however, that any Restricted Subsidiary that is not a Guarantor may incur Non-Guarantor Indebtedness (including Acquired Debt) and issue Non-Guarantor Preferred Stock if after giving pro forma effect thereto (including the application of proceeds therefrom), either (x) the Consolidated Non-Guarantor Debt Ratio would be no greater than 3.0 to 1.0 or (y) the aggregate principal amount of Non-Guarantor Indebtedness and Non-Guarantor Preferred Stock would be no greater than $1,500.0 million.

The foregoing restriction shall not apply to the following items:

(1) any Indebtedness of any Restricted Subsidiaries in existence on the Issue Date;

(2) any Indebtedness of a Person existing at the time such Person is merged into or consolidated with or otherwise acquired by any Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any Restricted Subsidiary and is assumed by such Restricted Subsidiary; provided that such Indebtedness was not incurred in contemplation thereof and is not guaranteed by any other Restricted Subsidiary (other than any guarantee existing at the time of such merger, consolidation or sale, lease or other disposition of properties and assets and that was not issued in contemplation thereof);

(3) any Indebtedness of a Person existing at the time such Person becomes a Subsidiary of CDW; provided that such Indebtedness was not incurred in contemplation thereof;

(4) Indebtedness incurred by any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation (A) letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, (B) letters of credit in the nature of security deposit (or similar deposit or security) given to a lessor under an operating lease of real property under which such Person is a lessee, or (C) letters of credit in respect of other operating purposes, including customer or vendor obligations; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence;

(5) Indebtedness arising from agreements of a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet (other than by application of Interpretation Number 45 of the Financial Accounting Standards Board (commonly known as FIN 45) as a result of an amendment to an obligation in existence on the Issue Date) of such Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (5)) and (B) in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by any Restricted Subsidiaries in connection with such disposition;

(6) Indebtedness of a Restricted Subsidiary owed to and held by CDW or any other Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to CDW or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to constitute the incurrence of such Indebtedness not permitted by this clause (6);

(7) shares of Preferred Stock of a Restricted Subsidiary issued to CDW or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to CDW or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (7);

(8) Hedging Obligations and/or Cash Management Obligations of any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(9) obligations in respect of customs, stay, bid, appeal, performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees and other obligations of a like nature provided by any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(10) (x) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, and (y) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of CDW incurred in accordance with the terms of the Indenture;

(11) any extension, renewal, replacement, refinancing or refunding of any Indebtedness existing on the date of the Indenture or referred to in clauses (1), (2) and (3); provided that any Indebtedness incurred to so extend, renew, replace, refinance or refund shall be incurred within 360 days of the maturity, retirement or other repayment or prepayment of the Indebtedness referred to in this clause or clauses (1), (2) and

(3) above and the principal amount of the Indebtedness incurred to so extend, renew, replace, refinance or refund shall not exceed the principal amount of Indebtedness being extended, renewed, replaced, refinanced or refunded plus any premium or fee (including tender premiums);

(12) cash management obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements;

(13) Indebtedness representing deferred compensation to employees of CDW or any Restricted Subsidiary incurred in the ordinary course of business; and

(14) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Liens

CDW will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any Principal Property of CDW or such Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require CDW or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien. Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien that gave rise to the obligation to so secure the Notes.

Sale and Lease-Back Transactions

CDW will not and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property with another Person (other than with CDW or Restricted Subsidiaries) unless either:

(a) CDW or such Restricted Subsidiary could incur Indebtedness secured by a Lien on the property to be leased in an amount at least equal to the Attributable Value of such Sale and Lease-Back Transaction without equally and ratably securing the Notes; or

(b) within 180 days CDW applies the greater of the net proceeds of the sale of the leased property or the fair value of the leased property, net of all Notes delivered under the Indenture, to the voluntary retirement of debt for borrowed money and/or the acquisition or construction of any Principal Property.

Merger, Consolidation or Sale of Assets

CDW may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not CDW is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of CDW and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1) (a) CDW is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than CDW) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (CDW or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than CDW) assumes all the obligations of CDW under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) each Guarantor (except if it is the other party to the transactions described above in which case clause (2) above shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Notes and the Indenture.

Notwithstanding the foregoing, (i) clauses (3) and (4) above will not be applicable to: (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to CDW or to another Guarantor; and (b) CDW merging with an Affiliate solely for the purpose of reincorporating CDW, as the case may be, in another jurisdiction; and (ii) any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary; provided that if the Foreign Subsidiary so consolidating, merging or transferring all or part of its properties and assets is a Foreign Subsidiary that is a Guarantor, such Foreign Subsidiary shall, substantially simultaneously with such merger, transfer or disposition, terminate its Guarantee and otherwise be in compliance with the terms of the Indenture.

The predecessor company will be released from its obligations under the Indenture and the Notes and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, CDW under the Indenture and the Notes, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Notes.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor (other than Parent) will not, and CDW will not permit such Guarantor to, (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving Person); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1) (a) such Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under any applicable Guarantees and the Indenture pursuant to agreements reasonably satisfactory to the Trustee; and

(3) immediately after such transaction, no Default or Event of Default exists.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered, together with an Opinion of Counsel and an Officer’s Certificate to the effect that such consolidation, merger, sale or conveyance was made in accordance with the provisions of the Indenture and all conditions precedent thereto have been complied with, to the Trustee and satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Notwithstanding the foregoing, any Guarantor may (A) consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to CDW or to another Guarantor or (B) dissolve, liquidate or windup its affairs if at that time it does not hold any material assets.

The Indenture provides that Parent will not (1) consolidate or merge with or into another Person (whether or not Parent is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1) (a) Parent is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (Parent or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Parent Guarantor”);

(2) the Successor Parent Guarantor (if other than Parent) assumes all the obligations of the Guarantor under each Guarantee to which such Guarantor is a party and the Indenture pursuant to agreements reasonably satisfactory to the Trustee; and

(3) immediately after such transaction, no Default or Event of Default exists.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of Parent and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by Parent, such successor Person shall succeed to and be substituted for Parent with the same effect as if it had been named herein as a Parent. All the Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Notwithstanding the foregoing, Parent may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to CDW or to another Guarantor.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of CDW, which properties and assets, if held by CDW instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of CDW on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of CDW.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Additional Guarantees

CDW shall cause (i) each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) that incurs any Indebtedness in excess of $25.0 million (other than Indebtedness permitted to be incurred pursuant to the second paragraph of the covenant described under “—Incurrence of Non-Guarantor Indebtedness and Issuance of Non-Guarantor Preferred Stock”) and (ii) each Restricted Subsidiary that guarantees any Indebtedness of CDW or any of the Guarantors, in each case, within ten Business Days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee (including a supplemental indenture to the Indenture providing for such guarantee), together with an Opinion of Counsel, pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall automatically be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Restrictions on Activities of CDW Finance Corporation

CDW Finance Corporation may not acquire or hold any material assets, voluntarily take any action to become liable for any material obligations or engage in any business activities or operations; provided that CDW Finance Corporation may be a co-obligor with respect to Indebtedness (including, for the avoidance of doubt, the Notes) if CDW is a primary obligor on such Indebtedness, the net proceeds of such Indebtedness are received by CDW or one or more of the Restricted Subsidiaries and such Indebtedness is otherwise permitted to be incurred under the Indenture.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), CDW will furnish to the Trustee and the Holders, without cost to the Trustee, within the time periods specified in the Commission’s rules and regulations for a filer that is a “non-accelerated filer”:

(1) substantially the same quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if CDW were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by CDW’s certified independent accountants; and

(2) substantially the same current reports that would be required to be filed with the Commission on Form 8-K if CDW were required to file such reports.

To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, CDW will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under “—Events of Default and Remedies” if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

In addition, if at any time any direct or indirect parent company (other than Parent) becomes a Guarantor (there being no obligation of any such parent company to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of CDW or any other direct or indirect parent of CDW (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders of the Notes pursuant to this covenant may, at the option of CDW, be filed by and be those of such parent company rather than CDW; provided that the same are accompanied by consolidating information as required by Rule 3-10 of Regulation S-X (or any successor provision) that explains in reasonable detail the differences between the information relating to Parent and such other parent, on the one hand, and the information relating to CDW and its Restricted Subsidiaries on a standalone basis, on the other hand.

Events of Default and Remedies

The following are each an “Event of Default” under the Indenture:

(1) the Issuers default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) the Issuers default in the payment when due of interest on or with respect to the Notes and such default continues for a period of 30 days;

(3) the Issuers default in the performance of, or breach any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below or 90 days with respect to the covenant described under “—Reports”;

(4) a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers or any Restricted Subsidiary or the payment of which is guaranteed by the Issuers or any Restricted Subsidiary (other than Indebtedness owed to the Issuers or a Restricted Subsidiary), if (A) such default either (1) results from the failure to pay any principal and accrued and unpaid interest, if any, on such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal and accrued and unpaid interest, if any, on any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its maturity date and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates in excess of $100.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5) certain events of bankruptcy affecting the Issuers or any Significant Subsidiary (or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Issuers, would constitute a Significant Subsidiary);

(6) the failure by the Issuers or any Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies and as to which liability coverage has not been denied by the insurance company or indemnifying party), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and nonappealable; or

(7) the Guarantee of Parent or a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Issuers, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or Parent or any Guarantor denies or disaffirms its obligations under any Indenture or Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of any Indenture.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Issuers) shall occur and be continuing, the Trustee acting at the written direction of the Holders of at least 25% in aggregate principal amount of the outstanding Notes under the Indenture may declare the principal of the Notes and any accrued interest on the Notes to be due and payable by notice in writing to the Issuers and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

Upon such declaration of acceleration, the aggregate principal amount of, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable in cash without any declaration or other act on the part of the Trustee or any Holder of the Notes. After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on such Notes, have been cured or waived as provided in the Indenture.

The Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes issued and then outstanding under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on such Notes.

In the event of any Event of Default specified in clause (4) of the first paragraph of this section, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 30 days after such Event of Default arose the Issuers deliver an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the Notes may not enforce the Indenture or such Notes except as provided in such Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders of the Notes, unless such Holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to promptly deliver to the Trustee a statement specifying such Default or Event of Default (unless such Default or Event of Default has been cured prior to such time).

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, unitholder or member of the Issuers, any of their Subsidiaries or any of their direct or indirect parent companies, including Parent, as such, has any liability for any obligations of the Issuers or any Guarantor under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

Each of the Indenture, the Notes and the Guarantees is governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

The Issuers may, concurrently and only concurrently, at their option and at any time, elect to have all of their obligations and the obligations of the applicable Guarantors discharged with respect to any outstanding Notes issued under the Indenture (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due solely out of the trust referred to below;

(2) the Issuers’ obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture

(“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Issuers but including such events with respect to any Significant Subsidiary) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes issued under the Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under an Indenture:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the outstanding Notes (calculated on the cash interest rate, if applicable) issued thereunder on the maturity date or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) since the date of the such Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to make such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(6) the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of the Notes over the other creditors of the Issuers or any Guarantor or defeating, hindering, delaying or defrauding creditors of the Issuers or any Guarantor or others; and

(7) the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the applicable Required Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer for, such Notes), and any existing default or compliance with any provision of the Indenture and the Notes may be waived (except a default in respect of the payment of principal or interest on such Notes) with the consent of the applicable Required Holders (including, with respect to the Holders of Notes, without limitation, consents obtained in connection with a purchase of, or tender offer for, such Notes).

Without the consent of each affected Holder of Notes, an amendment or waiver of the Indenture may not:

(1) reduce the principal amount of Notes issued thereunder whose Holders must consent to an amendment; or change the definition of “Required Holders”;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes issued thereunder (other than the provisions relating to the covenants described above under “—Repurchase at the Option of Holders” except as set forth in clause (10) below);

(3) reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes issued thereunder (except a rescission of acceleration of the Notes by the Required Holder and a waiver of the payment default that resulted from such acceleration or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of any Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes issued thereunder or impair the right of any Holder of Notes to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under “—Repurchase at the Option of Holders” except as set forth in clause (10) below);

(8) make any change to or modify the ranking of the Notes that would adversely affect either the Holders of Notes;

(9) modify the Guarantees in any manner adverse to the Holders of the Notes;

(10) amend, change or modify in any material respect the obligation of CDW to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of the Notes, CDW, the Guarantors and the Trustee may amend or supplement the Indenture, any Guarantee and the Notes issued thereunder:

(1) to cure any ambiguity, mistake, defect or inconsistency, as certified by CDW;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of CDW’s or such Guarantor’s obligations under the Indenture, the Notes or any Guarantee;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; provided that such changes pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of CDW;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to add a Guarantee of the Notes;

(7) to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Indenture;

(8) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of the Holders of the Notes, as security for the payment and performance of all or any portion of the Obligations, in any property or assets, or otherwise to secure the Notes; or

(9) to conform the text of the Indenture, the Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantee or Notes, as certified by CDW.

Satisfaction and Discharge

The Indenture shall be discharged and will cease to be of further effect as to the Notes issued thereunder, when:

(1) either:

(a) all such Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all Notes issued thereunder that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuers are a party or by which the Issuers are bound;

(3) the Issuers have paid or caused to be paid all sums payable by them under such Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge with respect to the Indenture have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of CDW, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or resign.

The Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes issued thereunder, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ABL Facility” means that certain Revolving Loan Credit Agreement, dated as of June 6, 2014, among CDW LLC, JPMorgan Chase Bank, N.A., as Administrative Agent, the lenders party thereto and certain other parties specified therein, providing revolving loans and other extensions of credit, including any related notes, debentures, bonds, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements, indentures, notes, bonds, facilities or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(a) 1% of the then outstanding principal amount of such Note; and

(b) the excess, if any, of:

(1) the present value at such redemption date of (i) the redemption price of such Note at August 15, 2017 (such redemption price being set forth under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through August 15, 2017 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2) the then outstanding principal amount of the Note.

“Attributable Value” means, in respect of any Sale and Lease-Back Transaction, as of the time of determination, the lesser of:

(a) the sale price of the Principal Property so leased multiplied by a fraction, the numerator of which is the remaining portion of the base term of the lease included in such Sale and Lease-Back Transaction and the denominator of which is the base term of such lease; and

(b) the total obligation (discounted to present value at the rate of interest implicit in the transaction, as determined in good faith by CDW, or, if it is not practicable to determine such rate, the rate of interest specified by the terms of the debt securities, in either case compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Lease-Back Transaction.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of CDW or any Restricted Subsidiary to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the disinterested directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (except for temporary treatment of construction-related expenditures under ASC 840-40, “Sale-Leaseback Transactions,” which will ultimately be treated as operating leases or occupancy agreements upon a Sale and Lease-Back Transaction).

“Cash Equivalents” means:

(1) U.S. dollars;

(2) (i) Sterling, Canadian Dollars, Euro, or any national currency of any participating member state of the economic and monetary union contemplated by the Treaty on European Union; or

(ii) in the case of CDW or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any lender under the ABL Facility or the Senior Secured Term Loan or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated P-1 by Moody’s or A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A3 (or the equivalent thereof) or better by Moody’s:

(11) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (1) through (10) above; and

(12) in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (1) through (11) above or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Obligations” means Obligations under any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, automated clearing house fund transfer services, purchase card, electronic funds transfer (including non-card e-payables services) and other cash management arrangements and commercial credit card and merchant card services.

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, CDW and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by CDW and such Foreign Subsidiaries for cash management purposes.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of CDW and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of CDW or any of its direct or indirect parent entities, including, without limitation, Parent; or

(3) the adoption of a plan relating to the liquidation or dissolution of CDW.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” of any Person means Capital Stock in such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class in such Person.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, (vi) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (vii) costs of surety bonds in connection with financing activities, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by CDW to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (without duplication),

(a) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, integration costs, relocation costs, transition costs, other restructuring costs, litigation settlement or losses and curtailments or modifications to pension and postretirement employee benefit plans shall be excluded,

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(c) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of gains or losses (less all accrued fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by CDW, shall be excluded,

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is CDW or a Restricted Subsidiary in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (f) below) and (B) decreased by the amount of any equity of CDW in a net loss of any such Person for such period to the extent CDW has funded such net loss in cash with respect to such period,

(f) [reserved],

(g) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-up, write-down or write-off of any amounts thereof, net of taxes, shall be excluded,

(h) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, in each case to the extent permitted hereunder, shall be excluded,

(i) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) impairment charge or asset write-off, write-up or write-down (other than write-offs or write-downs of inventory or receivables), in each case, pursuant to GAAP and the amortization of assets or liabilities, including intangibles arising (including goodwill and organizational costs) pursuant to GAAP shall be excluded,

(j) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of non-cash compensation or other expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(k) [reserved], and

(l) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, disposition, dividend or similar payments in respect of equity interests, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing or recapitalization transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction shall be excluded.

“Consolidated Non-Guarantor Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of CDW and its Restricted Subsidiaries on the date of determination that constitutes Non-Guarantor Indebtedness or Non-Guarantor Preferred Stock to (b) the aggregate amount of EBITDA for the then most recent four full fiscal quarters for which internal financial statements of CDW and its Restricted Subsidiaries are available.

In the event that CDW or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the commencement of the period for which the Consolidated Non-Guarantor Debt Ratio is being calculated but prior to the event for which the calculation of the Consolidated Non-Guarantor Debt Ratio is made (the “Calculation Date”), then the Consolidated Non-Guarantor Debt Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if CDW or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by CDW or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Consolidated Non-Guarantor Debt Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charges and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into CDW or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Consolidated Non-Guarantor Debt Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of CDW and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the 18 month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and

(d) reductions from the consolidation of operations and streamlining of corporate overhead; provided that in each case such adjustments are set forth in an Officers’ Certificate signed by CDW’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of item (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of CDW to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as CDW may designate.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of CDW and its Restricted Subsidiaries on the date of determination that constitutes Secured Indebtedness (other than any Secured Indebtedness that constitutes Non-Guarantor Indebtedness) to (b) the aggregate amount of EBITDA for the then most recent four full fiscal quarters for which internal financial statements of CDW and its Restricted Subsidiaries are available, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Non-Guarantor Debt Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof or (iv) as an account party with respect to any letter of credit, letter of guaranty or bankers’ acceptance.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of CDW or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by CDW or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiaries” means, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(a) increased (without duplication) by:

(i) provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of such Person and such subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income, including payments made pursuant to any tax sharing agreements or arrangements among CDW, its Restricted Subsidiaries and any direct or indirect parent company of CDW (so long as such tax sharing payments are attributable to the operations of CDW and its Restricted Subsidiaries); plus

(ii) Fixed Charges of such Person and such subsidiaries for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person and such subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv) any fees, costs, commissions, expenses or other charges (other than Depreciation or Amortization Expense) related to any Equity Offering, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred under the Indenture or existing on the Issue Date (including a refinancing thereof) (whether or not successful), including (w) any expensing of bridge, commitment or other financing fees, (x) such fees, costs, commissions, expenses or other charges related to the offering of the Notes, the ABL Facility and the Senior Secured Term Loan, (y) any such fees, costs (including call premium), commissions, expenses or other charges related to any amendment, modification, repayment or refinancing of the Notes, the Senior Secured Notes, the Existing Senior Notes, the ABL Facility and the Senior Secured Term Loan and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v) any other non-cash charges, expenses or losses including any write offs or write downs and any non-cash expense relating to the vesting of warrants, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vi) [reserved]; plus

(vii) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus

(viii) costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of CDW or net cash proceeds of an issuance of Equity Interest of CDW (other than Disqualified Stock); plus

(ix) the amount of net cost savings and acquisition synergies projected by CDW in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of specified actions taken or initiated in connection with any acquisition or disposition by CDW or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken within 18 months after the date of such acquisition or disposition and (C) the aggregate amount of costs savings added pursuant to this clause (ix) shall not exceed the greater of (x) $50.0 million and (y) 10% of CDW’s EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date; plus

(x) any net after-tax nonrecurring, extraordinary or unusual gains or losses (less all fees and expenses relating thereto) or expenses; plus

(xi) to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as CDW has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption; plus

(xii) expenses to the extent covered by contractual indemnification or refunding provisions in favor of CDW or a Restricted Subsidiary and actually paid or refunded, or, so long as CDW has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days); plus

(xiii) any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods) or (B) due to purchase accounting associated with any future acquisitions;

(b) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person and such subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(c) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification 815 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(ii) any net gain or loss included in calculating Consolidated Net Income resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of CDW or any of its direct or indirect parent companies (excluding Disqualified Stock of such entity), other than (i) public offerings with respect to Common Stock of CDW or of any of its direct or indirect parent companies registered on Form S-4 or Form S-8 or (ii) an issuance to any Subsidiary of CDW.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing Inventory Financing Agreements” means the following agreements, in each case, as amended, supplemented, refinanced, refunded or otherwise modified and in effect from time to time: (i) that certain Inventory Financing Agreement, dated as of October 12, 2007, by and among GE Commercial Distribution Finance Corporation, CDW Logistics, Inc., an Illinois corporation, CDW Technologies, Inc. (f/k/a Berbee Information Networks Corporation), a Wisconsin corporation, CDW Government LLC (as successor in interest to CDW Government, Inc.), an Illinois limited liability company and CDW Direct, LLC, an Illinois limited liability company, and (ii) that certain Agreement for Inventory Financing, dated as of the October 12, 2007, by and among IBM Credit LLC, a Delaware limited liability company, CDW Logistics, Inc., an Illinois corporation, and CDW Technologies, Inc., a Wisconsin corporation.

“Existing Senior Notes” means the Issuers’ $1,280.0 million 8.5% senior notes due 2019.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding amortization/accretion of original issue discount (including any original issue discount created by fair value adjustments to Indebtedness in existence as of the Issue Date as a result of purchase accounting)) of such Person for such period and (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means, with respect to any Person, (a) any subsidiary of such Person that is organized and existing under the laws of any jurisdiction outside the United States of America or (b) any subsidiary of such Person that has no material assets other than the Capital Stock of one or more subsidiaries described in clause (a) and other assets relating to an ownership interest in any such Capital Stock or subsidiaries.

“GAAP” means generally accepted accounting principles in the United States in effect on the Issue Date, except for any reports required to be delivered under the covenant described under “—Reports,” which shall be prepared in accordance with GAAP in effect on the date thereof. At any time after the Issue Date, CDW may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to CDW’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. CDW shall give notice of any such election made in accordance with this definition to the Trustee and the holders of Notes.

For purposes of this “Description of notes,” the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Governmental Authority” means the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of CDW under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a

Guarantor. On the Issue Date, the Guarantors will be Parent and each Domestic Subsidiary of CDW that was a Restricted Subsidiary and a guarantor under the Senior Secured Term Loan.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity, raw materials, utilities and energy prices.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counterparty to such Hedging Obligations.

“Holder” means the Person in whose name a Note is registered, in each case on the registrar’s books.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments,

(iii) evidenced by letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(iv) Capitalized Lease Obligations,

(v) representing the deferred and unpaid balance of the purchase price of any property (other than Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business, (B) liabilities accrued in the ordinary course of business and (C) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed,

(vi) representing any interest rate Hedging Obligations, or

(vii) all Cash Management Obligations incurred with a lender (or its Affiliates) under a credit agreement,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

(c) Disqualified Stock of such Person, and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business, (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of ASC 840-40, “Sale-

Leaseback Transactions,” (C) obligations with respect to Receivables Facilities and (D) obligations under or in respect of the Existing Inventory Financing Agreements and other similar inventory financing agreements entered into in the ordinary course of business. The amount of Indebtedness of any person under clause (d) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Interest Payment Date” means February 15 and August 15 of each year to the maturity date of the Note.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel, entertainment, relocation, payroll and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“Issue Date” means                     , 2014.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the principal corporate trust office of the Trustee is located or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to such asset; provided that in no event shall an operating lease or occupancy agreement be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Non-Guarantor Indebtedness” means any Indebtedness of a Restricted Subsidiary that is not a Guarantor.

“Non-Guarantor Preferred Stock” has the meaning provided under “—Certain Covenants—Incurrence of Non-Guarantor Indebtedness and Non-Guarantor Preferred Stock.”

“Obligations” means any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), costs, expenses, damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, principal accounting officer, controller, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer or the Secretary or any Assistant Secretary of CDW.

“Officers’ Certificate” means a certificate signed on behalf of CDW, by two Officers of CDW, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of CDW that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to CDW or the Trustee.

“Parent” means CDW Corporation and any successor thereto.

“Permitted Holders” means (i) the Sponsors, (ii) any Person who is an Officer or otherwise a member of management of CDW or any of its Subsidiaries on the Issue Date, provided that if such Officers and members of management beneficially own more shares of Voting Stock of either of CDW or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Issue Date or issued within 90 days thereafter, such excess shall be deemed not to be beneficially owned by Permitted Holders, (iii) any Related Party of any of the foregoing Persons and (iv) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clause (i), (ii) or (iii) above (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of CDW or any of its direct or indirect parent entities held by such “group.”

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of stay, customs, performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by CDW or any Restricted Subsidiary;

(4) Liens on property at the time CDW or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into CDW or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided further, however, that such Liens may not extend to any other property owned by CDW or any Restricted Subsidiary;

(5) Liens securing Hedging Obligations and/or Cash Management Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation and/or Cash Management Obligation;

(6) Liens existing on the Issue Date;

(7) Liens in favor of CDW or any Restricted Subsidiary;

(8) Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the Holders of the Notes taken as a whole, and are not more favorable to the lien holders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced, and (y) do not extend to or cover any property or assets of CDW or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(10) Liens for taxes, assessments or other governmental charges or levies not yet overdue or the nonpayment of which in the aggregate would not reasonably be expected to result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that CDW or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11) judgment liens in respect of judgments that do not constitute an Event of Default;

(12) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13) landlords’, carriers’, warehousemen’s, mechanics’, material-men’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) CDW or a Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(14) minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15) leases, licenses, subleases, sublicenses or operating agreements (including, without limitation, licenses and sublicenses of intellectual property) granted to others in the ordinary course of business that do not interfere in any material respect with the business of CDW or any of its material Restricted Subsidiaries or which do not by their own terms secure any Indebtedness;

(16) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by CDW or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17) banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by CDW and its Restricted Subsidiaries in the ordinary course of business;

(19) (A) other Liens securing Indebtedness for borrowed money or other obligations with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) with a principal amount not exceeding $75.0 million at any time and (B) Liens securing Indebtedness in an amount not to exceed $50.0 million incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(20) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of CDW or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of CDW and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by CDW or any Restricted Subsidiary in the ordinary course of business;

(23) Liens solely on any cash earnest money deposits made by CDW or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(24) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under “—Certain Covenants—Incurrence of Non-Guarantor Indebtedness and Issuance of Non-Guarantor Preferred Stock”;

(25) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(26) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(27) landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(28) Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) with respect to customs duties in the ordinary course of business, (ii) that are not overdue by more than sixty (60) days, (iii) (A) that are being contested in good faith by appropriate proceedings, (B) CDW or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iv) the existence of which would not reasonably be expected to result in a material adverse effect;

(29) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(30) Liens on the Capital Stock of Unrestricted Subsidiaries;

(31) Liens on inventory or equipment of CDW or any of its Restricted Subsidiaries granted in the ordinary course of business to CDW’s or such Restricted Subsidiary’s clients or customers at which such inventory or equipment is located;

(32) pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings;

(33) Liens on cash deposits of CDW and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of CDW and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of CDW and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(34) any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(35) Liens consisting of customary contractual restrictions on cash and Cash Equivalents;

(36) Liens securing the Notes and related Guarantees;

(37) Liens securing the ABL Facility in an aggregate principal amount not to exceed $1,250.0 million; and

(38) Liens securing any Indebtedness; provided, however, that, at the time of incurrence of such Liens and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom) either (x) the Consolidated Secured Debt Ratio would be no greater than 3.00 to 1.0 or (y) the aggregate principal amount of Secured Indebtedness (other than any Secured Indebtedness that constitutes Non-Guarantor Indebtedness) would be no greater than $1,500.0 million.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Principal Property” means any tangible asset having fair market value in excess of $5.0 million, other than real property, together with the buildings, structures, facilities and improvements thereon, owned by CDW or any Restricted Subsidiary as of the date of the Indenture.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to CDW or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which CDW or any of its Restricted Subsidiaries sells their accounts receivable to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Subsidiary” means any subsidiary formed for the purpose of, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related thereto.

“Record Date” for the interest payable on any applicable Interest Payment Date means the February 1 or August 1 (whether or not on a Business Day) immediately preceding such Interest Payment Date.

“Related Party” means (a) with respect to Madison Dearborn Partners, LLC and Providence Equity Partners L.L.C., (i) any investment fund controlled by or under common control with Madison Dearborn Partners, LLC or Providence Equity Partners L.L.C., as the case may be, any officer, director or person performing an equivalent function of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to in clause (a)(i); and (b) with respect to any officer of CDW or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Required Holders” means, as of any date of determination, Holders that hold Notes that, in the aggregate, represent more than 50% of the sum of the principal amount of all Notes outstanding at such time.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of CDW (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by CDW or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by CDW or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Secured Indebtedness” means any Indebtedness of CDW or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuers or any Guarantor outstanding under the ABL Facility, the Existing Senior Notes, the Senior Secured Term Loan and the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuers or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuers or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) and/or Cash Management Obligations (and guarantees thereof) owing to a Lender (as defined in the ABL Facility and the Senior Secured Term Loan) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation and/or Cash Management Obligation was entered into); provided that such Hedging Obligations and/or Cash Management Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuers or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuers or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Secured Notes” means the Issuers’ $500,000,000 8% senior secured notes due 2018.

“Senior Secured Term Loan” means that certain senior secured term loan, dated as of April 29, 2013, among CDW LLC, Barclays Bank PLC, as Administrative Agent and Collateral Agent, the lenders party thereto and certain other parties specified therein, as amended on May 30, 2013, as further amended on July 31, 2013, and as further amended on September 12, 2013, providing for term loans, including any related notes, debentures, bonds, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements indentures, notes, bonds, facilities or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Sponsors” means Madison Dearborn Partners, LLC and Providence Equity Partners L.L.C. and each of their respective Affiliates (other than any portfolio company thereof).

“Subordinated Indebtedness” means (a) with respect to CDW, any Indebtedness of CDW which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date or, in the case of a satisfaction and discharge or defeasance, at least two Business Days prior to the date on which the Issuers deposit the amounts required under the Indenture (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to August 15, 2017; provided, however, that if the period from such redemption date to August 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (i) any Subsidiary of CDW that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of CDW, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of CDW may designate any Subsidiary of CDW (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, CDW or any Subsidiary of CDW (other than any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by CDW and (b) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of CDW or any Restricted Subsidiary (other than the Capital Stock of such Subsidiary to be so designated). The Board of Directors of CDW may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of CDW shall be notified by CDW to the Trustee by promptly filing with such Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Whenever it is necessary to determine whether CDW has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC and registered in the name of the Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through DTC, Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Clearstream’s and Euroclear’s depositaries will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a “banking organization” within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended and (5) a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We make no representation as to the accuracy or completeness of such information.

Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions, to the extent received by the U.S. Depositary for Clearstream, with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear has advised that it was created in 1968 to hold securities for its participants (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

If (1) we notify the trustee in writing that DTC, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in definitive form under the indenture or (3) upon the occurrence and continuation of an event of default under the indenture with respect to the notes, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons. Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Title to book-entry interests in the global notes will pass by book-entry registration of the transfer within the records of DTC, Clearstream or Euroclear in accordance with their respective procedures. Book-entry interests in the global notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Global Clearance and Settlement Procedures

Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent notes settlement processing and dated the business day following the DTC settlement date. Credits or any transactions of the type described above settled during subsequent notes settlement processing will be reported to the relevant Euroclear or Clearstream participants on the business day that the processing occurs. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures. The foregoing procedures may be changed or discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or in existence on the date hereof, and all of which are subject to change or different interpretation, possibly with retroactive effect. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not successfully assert contrary positions.

This discussion only addresses U.S. federal income tax considerations for beneficial owners of the notes who hold the notes as “capital assets,” within the meaning of the Code and who purchase them in this offering at the price set forth on the cover page hereof.

This discussion is for general information only and does not address all of the tax considerations that may be relevant to specific beneficial owners of the notes in light of their particular circumstances (such as beneficial owners that are treated as being related to us for U.S. federal income tax purposes) or to beneficial owners of the notes that are subject to special treatment under U.S. federal income tax laws (such as banks, insurance companies, partnerships or S corporations for U.S. federal income tax purposes (or investors in such entities), tax-exempt entities, retirement plans, dealers in securities or currencies, brokers, traders in securities that have elected the mark-to-market method of accounting for their securities, holders that have made an election to include in gross income all interest on a note under the constant yield method, real estate investment trusts, regulated investment companies, persons who hold their notes as part of a straddle, hedge, conversion transaction or other integrated investment, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, or U.S. expatriates). This discussion does not address alternative minimum taxes, U.S. state or local tax considerations, U.S. federal tax laws other than income tax laws (such as the Medicare tax on certain investment income or estate and gift tax laws), or non-U.S. tax considerations.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of such partnership and each partner will depend upon the status and the activities of the partnership and the partner. If you are a partner or a partnership considering an investment in the notes, we urge you to consult your tax advisors.

WE URGE PROSPECTIVE BENEFICIAL OWNERS TO CONSULT THEIR OWN TAX ADVISORS FOR ANALYSIS OF THE PARTICULAR TAX CONSIDERATIONS APPLICABLE TO THEM AS A RESULT OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY U.S. FEDERAL, STATE, AND LOCAL TAX LAWS OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

Effect of Certain Additional Payments

In certain circumstances, including certain changes of control or pursuant to our ability to redeem the notes at our option, we are required to make payments on the notes in addition to stated principal and interest. See “Description of Notes—Repurchase at the Option of Holders—Change of Control” and “Description of Notes—Optional Redemption.” If any such payment is treated as a contingent payment, the notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. The Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We believe that the possibility of our making any of the above payments is remote, or such payments are incidental, and, accordingly, we will not treat the notes as contingent payment debt instruments. Our determination will be binding on all holders, except a holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. Our determination is not, however, binding on the IRS, and if the IRS were to challenge such determination, a holder might be required to accrue ordinary income on the notes at a rate in excess of the stated interest rate, and to treat as ordinary income, rather than capital gain, any income recognized on the taxable disposition of a note. In the event a contingency actually occurs, it may affect the amount and timing (and possibly character) of the income that a holder will recognize. The discussion below assumes that our determination that these contingencies are remote or incidental is correct and assumes that the notes will not be treated as contingent payment debt instruments.

Certain U.S. Federal Income Tax Considerations for U.S. Holders

For purposes of this discussion, “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

•	a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) the trust was in existence on August 19, 1996 and was treated as a domestic trust on that date and has made a valid election to continue to be treated as a United States person.

Taxation of Stated Interest

Generally, payments of stated interest on the notes will be taxable as ordinary interest income as received or accrued in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Retirement or Other Disposition of the Notes

Upon the sale, exchange, retirement or other disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference between (A) the amount of cash and the fair market value of all other property received on the disposition (other than any such amount attributable to accrued and unpaid stated interest, which will be taxed as described below) and (B) the U.S. holder’s “adjusted tax basis” in the note. A U.S. holder’s adjusted tax basis in a note will generally equal such U.S. holder’s tax basis in such note (the amount paid for the note determined at the time of purchase).

Any gain or loss that a U.S. holder recognizes upon the sale, exchange, retirement or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the U.S. holder’s holding period for the note is more than one year. Long-term capital gains recognized by an individual or other non-corporate U.S. holder are generally subject to a reduced rate of U.S. federal income tax. Capital losses are subject to limits on deductibility.

A U.S. holder that sells a note between interest payment dates will be required to treat as ordinary income an amount equal to interest that has accrued through the date of sale that has not been previously included in income.

Information Reporting and Backup Withholding

Information reporting will apply to stated interest paid on, and the proceeds of the sale, exchange, retirement, or other disposition of, a note held by a U.S. holder unless such holder establishes an exemption from information reporting. Backup withholding may also apply (currently, at a rate of 28%) unless such holder establishes an exemption by providing the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information (generally, on IRS Form W-9) or otherwise establishes an exemption. Any amount withheld under the backup withholding rules is allowable as a credit against a U.S. holder’s U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed such holder’s actual U.S. federal income tax liability and such holder timely provides the required information or appropriate claim form to the IRS.

Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders

For purposes of this discussion, “non-U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

For purposes of the following discussion, interest on the notes, and gain on the sale, exchange, retirement or other disposition of the notes, will be considered “U.S. trade or business income” of a non-U.S. holder if such income or gain is effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder.

Taxation of Interest

Subject to the discussion below concerning backup withholding, a non-U.S. holder will not be subject to U.S. federal income or withholding tax in respect of interest paid on the notes if the interest qualifies for the “portfolio interest exemption.” This will be the case if each of the following requirements is satisfied:

•	the interest is not U.S. trade or business income of the non-U.S. holder;

•	the non-U.S. holder does not actually or constructively own 10% or more of the combined voting power of all classes of stock of CDW Corporation;

•	the non-U.S. holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to CDW Corporation through sufficient stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	the non-U.S. holder complies with the certification requirement described below.

The certification requirement generally will be satisfied if the non-U.S. holder provides the withholding agent with a statement on IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a United States person. Prospective non-U.S. holders should consult their tax advisors regarding alternative methods for satisfying the certification requirement.

If the requirements of the portfolio interest exemption are not satisfied with respect to a non-U.S. holder, a 30% U.S. federal income withholding tax will apply to interest paid on the notes to such non-U.S. holder, unless another exemption is applicable. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a non-U.S. holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute form). Alternatively, an exemption applies if the interest is U.S. trade or business income of the non-U.S. holder and the non-U.S. holder provides the withholding agent with a properly executed IRS Form W-8ECI (or suitable substitute form) or (in certain cases) IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute form). If the interest is U.S. trade or business income of a non-U.S. holder, such non-U.S. holder generally will be subject to U.S. federal income tax with respect to all interest from the notes in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, non-U.S. holders that are corporations generally will be subject to a branch profits tax with respect to any earnings and profits attributable to such U.S. trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Sale, Exchange, Retirement or Other Disposition of the Notes

Generally, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized from the sale, exchange, retirement or other disposition of a note, unless (i) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met or (in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or lower applicable treaty rate)) (ii) the gain is U.S. trade or business income of the non-U.S. holder. If the gain is U.S. trade or business income of the non-U.S. holder, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, non-U.S. holders that are corporations generally will be subject to a branch profits tax with respect to any earnings and profits attributable to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

To the extent the proceeds from the sale, exchange, retirement or other disposition of a note represent accrued and unpaid interest, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such accrued and unpaid interest in the same manner as described above under “Taxation of Interest.”

Information Reporting and Backup Withholding

Amounts of interest paid to a non-U.S. holder on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to such holder.

U.S. backup withholding tax (currently at a rate of 28%) generally will not apply to payments of interest on a note to a non-U.S. holder if the statement described above under “Taxation of Interest” is duly provided by such holder or such holder otherwise establishes an exemption.

Payments to a non-U.S. holder of the proceeds of a sale, exchange, retirement, or other disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless such holder properly certifies under penalties of perjury as to such holder’s non-U.S. status and certain other conditions are met or such holder otherwise establishes an exemption. Backup withholding tax generally will not apply to any payment to a non-U.S. holder of the proceeds of the disposition of a note effected outside the United States by a non-U.S. office of a broker. However, unless such a broker has documentary evidence in its records as to such non-U.S. holder’s non-U.S. status and certain other conditions are met, or such holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if the broker:

•	is a United States person;

•	derived 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld under the backup withholding rules is allowable as a credit against a non-U.S. holder’s U.S. federal income tax liability and a refund may be obtained for any excess if the proper information is timely provided to the IRS.

Legislation Affecting Taxation of Notes Held by or through Foreign Entities

Sections 1471 through 1474 of the Code (the “FATCA legislation”) generally impose a U.S. federal withholding tax of 30% on interest income paid on a debt obligation and on the gross proceeds of a disposition of a debt obligation paid to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. The IRS has released transitional guidance indicating that it will not apply this new withholding tax to gross proceeds from the disposition of a debt obligation paid on or before December 31, 2016. An intergovernmental agreement between the U.S. and the applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Investors are strongly encouraged to consult with their own tax advisors regarding the implications of this FATCA legislation on their investment in our notes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, we have agreed to sell to the underwriters named below the following respective principal amounts of the notes.

Underwriter	Principal Amount of the Notes
Morgan Stanley & Co. LLC	$
Barclays Capital Inc.	$

Total		$600,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults with respect to the notes the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

The underwriters propose to offer the notes initially at the applicable public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of     % of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed     % of the principal amount of the notes on sales to other dealers.

We estimate that our out-of-pocket expenses for this offering will be approximately $            .

The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any additional debt securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Morgan Stanley & Co. LLC until 60 days following the settlement date for the notes.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which create a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Conflicts of Interest; Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they may receive customary fees and expenses. In particular, the underwriters and/or their respective affiliates are parties to and lenders under our ABL Facility and Term Loan Facility. Each of our ABL Facility and Term Loan Facility was negotiated on an arm’s length basis and contains customary terms pursuant to which the lenders receive customary fees.

In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of our company. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

This prospectus is not a prospectus for the purposes of the Prospectus Directive as implemented in member states of the European Economic Area. This prospectus has been prepared on the basis that all offers of the Securities will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of the Securities. Accordingly, any person making or intending to make any offer within the European Economic Area of the Securities which are the subject of the offering contemplated by this prospectus should only do so in circumstances in which no obligation arises for us or any underwriter to produce a prospectus for such offers. None of we or the underwriters have authorized, nor do we or they authorize, the making of any offer of the Securities through any financial intermediary, other than offers made by underwriters or their affiliates which constitute the final placement of the Securities contemplated by this prospectus.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Securities which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Securities to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes and the guarantees offered hereby and certain other legal matters will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Some of the partners of Kirkland & Ellis LLP are, through various entities, investors in investment funds affiliated with Madison Dearborn. Kirkland & Ellis LLP also represents entities affiliated with Madison Dearborn in connection with various legal matters. Certain matters under Wisconsin law will be passed upon by Foley & Lardner LLP. Certain legal matters related to the notes offered hereby will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.

EXPERTS

The consolidated financial statements of the Company and subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3 relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and the exhibits and schedules filed therewith and in our reports and other information incorporated by reference herein. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. You can inspect and copy our reports, future proxy statements and other information filed with the SEC, the Registration Statement on Form S-3 and the exhibits thereto at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov and through the Nasdaq Global Select Market, 165 Broadway, New York, New York 10006, on which CDW Corporation’s common stock is listed. We maintain a website at http://www.cdw.com. You may access our recent Registration Statements on Form S-1 and Form S-3 and our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Except for the information incorporated by reference as noted below, our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) are incorporated by reference herein:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 5, 2014.

•	The portions of our Definitive Proxy Statement on Schedule 14A filed on April 8, 2014 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2013.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed on May 12, 2014.

•	Our Current Reports on Form 8-K filed on January 22, 2014, January 28, 2014, March 12, 2014, March 28, 2014, April 9, 2014, May 28, 2014, June 9, 2014 and, with respect to Item 8.01 only, February 13, 2014, May 8, 2014 and July 31, 2014.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Our Commission File Number is 001-35985.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

CDW Corporation

200 N. Milwaukee Avenue Vernon Hills, Illinois 60061

(847) 465-6000

Attention: Investor Relations

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is a statement of the estimated expenses to be incurred by the registrants in connection with the issuance and distribution of securities registered under this Registration Statement on Form S-3.

SEC Registration Fee	$		*
Legal Fees and Expenses		250,000
Accounting Fees and Expenses		90,000
Printing and Delivery Expenses		45,000
Trustee Fees		20,000
Rating Agency Fees		720,000
Miscellaneous Expenses		25,000

Total		$1,150,000	**

*	In accordance with Rules 456(b) and 457(r) of the Securities Act, the registrant is deferring payment of all of the registration fee.
**	Does not include the deferred registration fee.

Item 15.	Indemnification of Directors and Officers.

We currently have directors’ and officers’ liability insurance policies to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions or limitations. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

We have also entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law.

Delaware

CDW Corporation and CDW Finance Corporation are each incorporated under the laws of the State of Delaware.

Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

CDW Corporation’s amended and restated certificate of incorporation and CDW Finance Corporation’s certificate of incorporation limit, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. CDW Corporation’s amended and restated bylaws and CDW Finance Corporation’s bylaws provide that directors, officers and employees will be indemnified to the fullest extent authorized by the DGCL with respect to actions, suits or proceedings. CDW Corporation’s amended and restated bylaws and CDW Finance Corporation’s bylaws require CDW Corporation or CDW Finance Corporation, as applicable, to pay all expenses incurred by a director, officer or employee in defending any such proceeding.

Illinois

CDW LLC, CDW Direct, LLC, CDW Government LLC and CDW Logistics, Inc. are each formed or incorporated under the laws of the State of Illinois.

Section 15-7 of the Illinois Limited Liability Company Act (“ILLCA”) authorizes a limited liability company to indemnify a member or manager for liabilities incurred by the member or manager in the ordinary course of the business of the company or for the preservation of its business or property.

Section 8.75 of the Illinois Business Corporation Act of 1983, as amended (the “IBCA”), provides for a limitation of director liability. Under Section 8.75 of the IBCA, directors and officers may be indemnified by the registrant against all expenses incurred in connection with actions (including, under certain circumstances, derivative actions) brought against such director or officer by reason of his or her status as our representative, or by reason of the fact that such director or officer serves or served as a representative of another entity at our request, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests.

The limited liability company agreement of each of CDW LLC, CDW Direct, LLC and CDW Government LLC provide for indemnification of all current and former managers and officers to the fullest extent of the ILLCA.

The articles of incorporation of CDW Logistics, Inc. provide for indemnification of all current and former directors and officers to the fullest extent of the IBCA.

Wisconsin

CDW Technologies, Inc. is incorporated under the laws of the State of Wisconsin.

Section 180.0851(1) of the Wisconsin Business Corporation Law (the “WBCL”) provides that a corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. Section 180.0851(2)(a) provides that in cases not included under subsection (1), a corporation shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858 provides that the indemnification provided does not preclude any additional right to indemnification that a director or officer may have under the articles of incorporation or bylaws of the corporation, a written agreement with the corporation, a resolution of the board of directors or by a majority vote of shares issued and outstanding after notice.

The articles of incorporation for CDW Technologies, Inc. provides for indemnification of all current and former directors and officers to the fullest extent of the WBCL.

Item 16.	Exhibits.

Reference is made to the attached Exhibit Index.

Item 17.	Undertakings.

(a)	Each of the undersigned hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

; provided, however that paragraphs (a)(i)(A), (a)(i)(B) and (a)(i)(C) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(ii)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(1)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(v)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

Each of the undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)

Each of the undersigned hereby undertakes to file an application for the purpose of determining the eligibility of the applicable trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 (the “Act”) in accordance with the rules and regulations of the SEC under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on July 31, 2014.

CDW CORPORATION

By:	/s/ Thomas E. Richards
Name:	Thomas E. Richards
Title:	Chairman, President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 and power of attorney have been signed by the following persons in the capacities and on the dates indicated on July 31, 2014.

Signature	Title

/s/ Thomas E. Richards Thomas E. Richards	Chairman, President and Chief Executive Officer (principal executive officer) and Director

/s/ Ann E. Ziegler Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ Virginia L. Seggerman Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

/s/ Steven W. Alesio	Director
Steven W. Alesio

/s/ Barry K. Allen	Director
Barry K. Allen

/s/ Benjamin D. Chereskin	Director
Benjamin D. Chereskin

/s/ Glenn M. Creamer	Director
Glenn M. Creamer

/s/ Michael J. Dominguez	Director
Michael J. Dominguez

/s/ Paul J. Finnegan	Director
Paul J. Finnegan

/s/ David W. Nelms	Director
David W. Nelms

/s/ Robin P. Selati	Director
Robin P. Selati

/s/ Donna F. Zarcone	Director
Donna F. Zarcone

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on July 31, 2014.

CDW LLC

By:	/s/ Thomas E. Richards
Name:	Thomas E. Richards
Title:	Chairman, President, Chief Executive Officer and Manager

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 and power of attorney have been signed by the following persons in the capacities and on the dates indicated on July 31, 2014.

Signature	Title

/s/ Thomas E. Richards Thomas E. Richards	Chairman, President and Chief Executive Officer (principal executive officer) and Manager

/s/ Ann E. Ziegler Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ Virginia L. Seggerman Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

/s/ Steven W. Alesio Steven W. Alesio	Manager

/s/ Barry K. Allen Barry K. Allen	Manager

/s/ Benjamin D. Chereskin Benjamin D. Chereskin	Manager

/s/ Glenn M. Creamer Glenn M. Creamer	Manager

/s/ Michael J. Dominguez Michael J. Dominguez	Manager

/s/ Paul J. Finnegan Paul J. Finnegan	Manager

/s/ David W. Nelms David W. Nelms	Manager

/s/ Robin P. Selati Robin P. Selati	Manager

/s/ Donna F. Zarcone Donna F. Zarcone	Manager

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on July 31, 2014.

CDW FINANCE CORPORATION

By:	/s/ Thomas E. Richards
Name:	Thomas E. Richards
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 and power of attorney have been signed by the following persons in the capacities and on the dates indicated on July 31, 2014.

Signature	Title

/s/ Thomas E. Richards Thomas E. Richards	President and Chief Executive Officer (principal executive officer) and Director

/s/ Ann E. Ziegler Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ Virginia L. Seggerman Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

/s/ Michael J. Dominguez Michael J. Dominguez	Director

/s/ Paul J. Finnegan Paul J. Finnegan	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on July 31, 2014.

CDW TECHNOLOGIES, INC.

By:	/s/ Thomas E. Richards
Name:	Thomas E. Richards
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 and power of attorney have been signed by the following persons in the capacities and on the dates indicated on July 31, 2014.

Signature	Title

/s/ Thomas E. Richards Thomas E. Richards	President and Chief Executive Officer (principal executive officer) and Director

/s/ Ann E. Ziegler Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer) and Director

/s/ Virginia L. Seggerman Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on July 31, 2014.

CDW DIRECT, LLC

By:	/s/ Thomas E. Richards
Name:	Thomas E. Richards
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 and power of attorney have been signed by the following persons in the capacities and on the dates indicated on July 31, 2014.

Signature	Title

/s/ Thomas E. Richards Thomas E. Richards	President and Chief Executive Officer (principal executive officer)

/s/ Ann E. Ziegler Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ Virginia L. Seggerman Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

CDW LLC	Sole Member

By:	/s/ Thomas E. Richards
Thomas E. Richards Chairman, President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on July 31, 2014.

CDW GOVERNMENT LLC

By:	/s/ Thomas E. Richards
Name:	Thomas E. Richards
Title:	Chairman, Chief Executive Officer and Manager

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 and power of attorney have been signed by the following persons in the capacities and on the dates indicated on July 31, 2014.

Signature	Title

/s/ Thomas E. Richards Thomas E. Richards	Chairman and Chief Executive Officer (principal executive officer) and Manager

/s/ Ann E. Ziegler Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer) and Manager

/s/ Virginia L. Seggerman Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

/s/ Christina V. Rother Christina V. Rother	Manager

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on July 31, 2014.

CDW LOGISTICS, INC.

By:	/s/ Jonathan J. Stevens
Name:	Jonathan J. Stevens
Title:	President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 and power of attorney have been signed by the following persons in the capacities and on the dates indicated on July 31, 2014.

Signature	Title

/s/ Jonathan J. Stevens Jonathan J. Stevens	President (principal executive officer) and Director

/s/ Ann E. Ziegler Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer) and Director

/s/ Virginia L. Seggerman Virginia L. Seggerman	Vice President and Controller (principal accounting officer)

/s/ Thomas E. Richards Thomas E. Richards	Director

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.*

3.1	Fifth Amended and Restated Certificate of Incorporation of CDW Corporation, previously filed as Exhibit 3.1 with CDW Corporation’s Amendment No. 2 to Form S-1 filed on June 14, 2013 (Reg. No. 333-187472) and incorporated herein by reference.

3.2	Amended and Restated By-Laws of CDW Corporation, previously filed as Exhibit 3.2 with CDW Corporation’s Amendment No. 2 to Form S-1 filed on June 14, 2013 (Reg. No. 333-187472) and incorporated herein by reference.

3.3	Articles of Organization of CDW LLC, previously filed as Exhibit 3.3 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.4	Amended and Restated Limited Liability Company Agreement of CDW LLC, previously filed as Exhibit 3.4 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.5	Certificate of Incorporation of CDW Finance Corporation, previously filed as Exhibit 3.5 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.6	By-Laws of CDW Finance Corporation, previously filed as Exhibit 3.6 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.7	Amended and Restated Articles of Incorporation of CDW Technologies, Inc., previously filed as Exhibit 3.7 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.8	Amended and Restated By-Laws of CDW Technologies, Inc., previously filed as Exhibit 3.8 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.9	Articles of Organization of CDW Direct, LLC, previously filed as Exhibit 3.9 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.10	Amended and Restated Limited Liability Company Agreement of CDW Direct, LLC, previously filed as Exhibit 3.10 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.11	Articles of Organization of CDW Government LLC, previously filed as Exhibit 3.11 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.12	Amended and Restated Limited Liability Company Agreement of CDW Government LLC, previously filed as Exhibit 3.12 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.13	Articles of Incorporation of CDW Logistics, Inc., previously filed as Exhibit 3.13 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.14	By-Laws of CDW Logistics, Inc.

4.1	Form of Indenture (including form of note) by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and U.S. Bank National Association as trustee, relating to the Senior Notes due 2022.

5.1	Opinion of Kirkland & Ellis LLP.

5.2	Opinion of Foley & Lardner LLP.

12.1	Calculation of ratio of earnings to fixed charges.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Kirkland & Ellis LLP (set forth in Exhibit 5.1).

23.3	Consent of Foley & Lardner LLP (set forth in Exhibit 5.2).

24.1	Powers of Attorney (included on the signature pages of the Registration Statement).

25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association.

*	To be filed as an exhibit to a Current Report on Form 8-K or other document to be incorporated by reference herein or to a post-effective amendment hereto, if applicable.